UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Virgin Galactic Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2025
Proxy Statement
and Notice of the Annual Meeting
June 5, 2025 at 9:00 a.m., Pacific Time

Message from
Our Chair

April 15, 2025
Dear Fellow Stockholders:
On behalf of the Board of Directors, I cordially invite you to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of Virgin Galactic Holdings, Inc., which will be held on June 5, 2025, at 9:00 a.m., Pacific Time. In order to attend, you must register at https://web.viewproxy.com/SPCE/2025 by 8:59 p.m. Pacific Time on June 4, 2025.
In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on April 9, 2025 a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice and the attached Proxy Statement.
Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting.
Please join us on June 5, 2025
Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Please act as soon as possible to vote your shares. You may vote your shares on the Internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the Annual Meeting. Instructions on how to vote while participating at the meeting live via the Internet are posted at https://web.viewproxy.com/SPCE/2025.
On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.
Raymond Mabus, Jr.
Chair of the Board

2	Virgin Galactic Holdings, Inc.

Notice of Annual Meeting of Stockholders to be held on
June 5, 2025

Tustin, California
April 15, 2025
NOTICE IS HEREBY GIVEN that the 2025 annual meeting of stockholders (the “Annual Meeting”) of Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 5, 2025, at 9:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting. In order to attend, you must register at https://web.viewproxy.com/SPCE/2025 by 8:59 p.m. Pacific Time on June 4, 2025. For instructions on how to register, attend and vote your shares at the Annual Meeting, see the information in the accompanying Proxy Statement in the section titled “General Information About the Annual Meeting and Voting.”

The Annual Meeting is being held:
1.to elect the director nominees listed in the Proxy Statement;
2.to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025;
3.to approve, on an advisory (non-binding) basis, the compensation of our named executive officers;
4.to approve the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan;
5.to approve the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan; and
6.to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.
These items of business are described in the Proxy Statement that follows this notice. Holders of record of the Company’s common stock as of the close of business on April 9, 2025 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A complete list of such stockholders will be open to the examination by any stockholder for a period of 10 days prior to the Annual Meeting for any purpose germane to the meeting by sending an email to CorporateSecretary@virgingalactic.com, stating the purpose of the request and providing proof of ownership of Company stock.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, instructions regarding how you can vote are contained in that notice. If you have received a proxy card, instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Note that, in light of possible timing impacts if voting by mail, we encourage stockholders to submit their proxy by Internet or telephone.
By Order of the Board of Directors,
Michael Colglazier
Chief Executive Officer, President and Director

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting:
This Proxy Statement and our Annual Report are available free of charge at https://web.viewproxy.com/SPCE/2025.

2025 Proxy Statement	3

Table Of Contents

2	Message from Our Chair	58	Pay Versus Performance
3	Notice of Annual Meeting of Stockholders to be held on June 5, 2025	63	Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
5	2024 Highlights	71	Proposal No. 5: Approval of Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
9	Voting Roadmap	75	Security Ownership of Certain Beneficial Owners and Management
11	Proposal No. 1: Election of Directors	76	Equity Compensation Plan Information
11	Information about Board Nominees	79	Certain Transactions with Related Persons
18	Corporate Governance	79	Policies and Procedures for Related-Party Transactions
18	Composition of the Board of Directors	79	Summary of Related-Person Transactions
20	Board Structure	83	General Information about the Annual Meeting and Voting
24	Board Oversight Responsibilities	83	Questions and Answers
25	Other Governance Practices and Policies	89	Additional Information
26	Director Compensation	89	Stockholder Proposals and Director Nominations
26	Cash Compensation	89	Householding
27	Equity Compensation	90	2024 Annual Report
28	Director Compensation Table for Fiscal Year 2024	91	ANNEX A – Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
29	Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	102	ANNEX B – Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
29	Appointment of Independent Registered Public Accounting Firm
29	Change in Independent Registered Public Accounting Firm	Key Information
30	Audit, Audit-Related, Tax and All Other Fees	5	2024 Performance Highlights
31	Pre-Approval Policies and Practices	6	Commitment to Sustainability
32	Audit Committee Report	12	Skills, Experience, Qualifications and Attributes of 2025 Director Nominees
33	Executive Officers	19	Director Nomination Process
35	Proposal No. 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers	20	Director Independence
36	Executive Compensation	20	Board Leadership Structure
36	Compensation Discussion and Analysis	24	Board’s Role in Strategy and Risk Oversight
48	Compensation Committee Report	25	Stockholder Engagement
49	Executive Compensation Tables	37	Our Executive Compensation Program
57	Compensation Risk Assessment	38	Key Elements and Objectives of Our Executive Compensation Program
57	CEO Pay Ratio	42	Pay Mix
Forward-Looking Statements
This proxy statement (this “Proxy Statement”) contains certain forward-looking statements within the meaning of federal securities laws with respect to Virgin Galactic Holdings, Inc. (“Virgin Galactic” or the “Company”). These forward-looking statements are statements other than those of historical fact and generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Proxy Statement, including but not limited to the factors, risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at www.virgingalactic.com. These filings identify and address other important risks and uncertainties that could cause the Company’s actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Additionally, our discussion of certain matters in this Proxy Statement or in other locations, including our corporate website, includes information to reflect various considerations, including environmental, social and governance ("ESG") standards and the expectations of various stakeholders, which is not necessarily, and should not be assumed to be, material under the federal securities law definition of materiality. Furthermore, much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. In addition, our disclosures based on any standards may change due to revisions in framework requirements, availability or quality of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. Additionally, any document or website references are provided for convenience and are hereby not incorporated by reference absent explicit language to the contrary.

4	Virgin Galactic Holdings, Inc.

2024 Highlights
About Virgin Galactic
We are an aerospace and space travel company, pioneering human-first spaceflight for private individuals and researchers with our advanced air and space vehicles. Our reusable spaceflight system, developed using proprietary technology and processes, is designed to connect the world to the wonder and awe created by space travel and to offer customers a transformative experience. Our missions include flying passengers to space as adventurers, and flying researchers and research experiments to space for scientific and educational advancement. We are positioning the Company for scale and profitability through our next generation vehicles capable of bringing humans to space at an unprecedented frequency with an industry-leading cost structure.
We believe the commercial exploration of space represents one of the most exciting and important technological initiatives of our time and offers immense potential to create economic value. Virgin Galactic is at the forefront of industry trends as the first and only publicly traded company focused on commercial human spaceflight. Approximately 700 humans have traveled above the Earth's atmosphere into space, and Virgin Galactic is responsible for approximately 5% of those passengers over just the last few years. In the last two years alone, Virgin Galactic has flown approximately 40% of the total number of new astronauts who flew to space across all space agencies and commercial companies in 2023 and 2024. As of December 31, 2024, Virgin Galactic has received reservations for approximately 700 spaceflight tickets. This industry is growing dramatically due to new products, new sources of private and government funding, and new technologies. Demand is emerging from new sectors and demographics, which we believe is broadening the total addressable market. As government space agencies have retired or reduced their capacity to send humans into space, private companies are making exciting inroads into the field of human space exploration.
2024 Performance Highlights
In 2024, as the world's first commercial spaceline, we safely and successfully flew to space two times marking VSS Unity's' 11th and 12th spaceflights before being retired. We demonstrated that our spaceflight system is capable of safely delivering repeatable flights to space and showcased the powerful customer benefits of a Virgin Galactic spaceflight. Through our spaceflights, we provide customers with an unparalleled life-changing experience. We also continued to make progress on the development of our next generation Delta Class spaceships. With increased capacity and projected ability to fly twice a week per spaceship, the Delta Class spaceships are being designed to carry more people to space than any other vehicle in the history of space travel.

Some of the key business milestones from 2024 include the following:

•Successfully flew two commercial spaceflights, demonstrating an unparalleled customer experience with an emphasis on safety and quality.
• Continued investing in our supply chain and manufacturing partnerships to support the advancement of our next generation fleet, designed to be the most reusable and cost-effective human spaceflight system ever built.
• Began tooling and parts fabrication for the next generation of spaceships to support assembly in 2025 and a return to commercial spaceflight service in 2026.
• Achieved design and production milestones to support the future fleet development, and began building parts and subassemblies for Delta Class spaceships.

•Completed construction on the spaceship factory in Mesa, Arizona and began preparations, including staffing, for assembly of the first Delta Class spaceships.
• Total operating expenses were $384M, compared to $538M in fiscal 2023, reflecting benefits from restructuring efforts and lower R&D expenses as investments shifted to manufacturing assets that we plan to leverage to build additional spaceships. We continue to focus on developing and implementing ongoing operational and manufacturing efficiencies, in an effort to decrease the cost per spaceship, mothership and propulsion system, as well as our overall operating costs.
• As of December 31, 2024, we have reservations for approximately 700 future astronauts, which represents approximately $190 million in expected future spaceflight revenue upon completion of the spaceflights.
• Strengthened the balance sheet by raising approximately $138 million to support investments in the business to drive scale and profitable long-term growth.

2025 Proxy Statement	5

2024 Highlights
Virgin Galactic Values
Our exceptional teammates join for a shared purpose, and we connect through shared values. Our Company values guide our decision making and exemplify how we show up and conduct ourselves. Importantly, our values empower each of us to make a difference at the Company and enable confidence in our actions.

Safety Above All We promote safety as the core of all our endeavors.	Bold Optimism We make the impossible inevitable.	Straight Up We are fair, transparent, honest, caring and ethical in all we do.

Insatiable Curiosity We push the boundaries of possibility to transcend the status quo.	Astronaut Driven We deliver for our Astronauts with fanatical focus on execution and experience.	Space for All We elevate all our people.
Commitment to Sustainability
At Virgin Galactic, we recognize that understanding and managing our impacts on our environment and our communities are not only important for us to appropriately mitigate risks, but also for us to seize opportunities to create value for our stockholders, employees, customers, communities and other stakeholders. As industry leaders in commercial space travel, we have the unique opportunity to pioneer what is possible for sustainability in our industry. Our ESG Executive Committee continues to develop and refine our sustainability strategy to establish a framework that aligns with industry best practices.
Our entire board of directors of the Company (the “Board” or the “Board of Directors”) supports the Company’s sustainability strategy, initiatives, and policies and is committed to ongoing transparency and accountability. Additionally, the Board has delegated the authority to the Audit Committee to oversee the Company’s ESG program, and to get periodic updates from management about the Company’s progress. See page 25 of this Proxy Statement for more information about Board oversight of ESG matters and our supporting governance structure.
The ESG Executive Committee meets periodically and comprises members from our safety operations, human resources, legal and impacted operational teams. The Chair of the ESG Executive Committee, who is also our Chief Legal Officer, provides periodic updates to the Board. The ESG Executive Committee's purpose is to support the Company's ongoing commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other policy matters. The role of the ESG Executive Committee is to recommend policies, practices and disclosures that conform with the Company's overall ESG strategy and oversee the implementation of ESG programs.
To support ongoing transparency, we launched our Investing in our Future webpage at https://investors.virgingalactic.com/ESG/. Our Investing in our Future webpage features information on sustainability programs and hosts the policies that guide our Company’s long-term growth and sustainability, including our Human Rights Policy and Supplier Code of Conduct. Please note that the information contained on our website, including any ESG and sustainability-related information, is not incorporated by reference in, or considered part of, this Proxy Statement.

6	Virgin Galactic Holdings, Inc.

2024 Highlights

Environmental

Virgin Galactic has the unique opportunity to pioneer what is possible for sustainability in commercial space travel. Our sustainability objectives follow three core principles:

•Accountability – Measuring applicable environmental performance metrics, including greenhouse gas emissions, wastes, and consumption of fuel, energy and water.
•Transparency – Tracking available environmental performance metrics in alignment with industry best practices for future reporting purposes.
•Advocacy – Building literacy on environmental topics among our staff and business partners.

As industry leaders in commercial space travel, we aim to set sustainability goals for the future by first understanding the nature and extent of our current environmental impact. For more information, see our Investing in our Future webpage at https://investors.virgingalactic.com/ESG/.

Risk Management
We periodically perform an Enterprise Risk Management (“ERM”) assessment to identify prominent risk areas to our business. We have established cross-functional working groups for each risk factor across different business segments to foster ongoing identification and enable mitigation of relevant risks.

Data Security
At Virgin Galactic, we utilize a risk-based approach to cybersecurity and privacy that is intended to identify, assess and manage information and cybersecurity risks applicable to our business, and protect the confidentiality, integrity and availability of our critical systems and information. Our information security department executes rigorous oversight of our data and the data entrusted to us across all our internal and external systems and applications. This includes regular in-house and third-party testing, auditing, patch management, identity and access management and data loss prevention. We use several market leading tools and services to support our security program, which is oriented around compliance with industry standard control frameworks including NIST 800-171 and ISO 27001. Our data privacy program is aligned with the European General Data Protection Regulation (“GDPR”) and applicable U.S. privacy laws.
We extend our cybersecurity and data privacy standards to our vendors and third-party service providers as part of a broader third-party risk management program. Where applicable, we seek vendor compliance with industry standards such as ISO 27001 and SOC 2. As a government contractor, we default to the most secure and robust cloud platforms available (e.g., Microsoft Government Community Cloud High; FedRAMP compliant), which in turn benefit our commercial business as well.
We communicate regularly with our employees regarding the importance of data security and privacy. In addition to direct updates about Internet safety, phishing, and other topics, we require annual mandatory security training and more frequent training for select employee groups. Pertinent cybersecurity risks are tracked and managed and are reported quarterly to the Audit Committee and the Board of Directors.

Health and Safety
Our Safety Management System (“SMS”) is part of our Federal Aviation Administration ("FAA") Office of Commercial Spaceflight operator’s license and is informed by best practices and standards set by the FAA for commercial transportation. We have a proactive safety risk management process to identify potential safety hazards, decrease risks and promote proper corrective actions where appropriate. Our process and protocols are evaluated regularly to confirm our compliance to the latest legal standards, monitor and document issues, and develop corrective action plans as needed with the operations teams.

2025 Proxy Statement	7

2024 Highlights

Human Capital
Our people are at the core of our business and they bring with them a wide variety of talent, skills, and unique perspectives gained from experiences across a myriad of industries and areas of expertise. We believe our mission to connect the world to the awe and wonder of space travel starts with how we connect with one another. A strong, engaged community – both within our Company and in the places where we live and work – is essential to our success. We remain focused on fostering a culture where all people who work here and all astronauts who journey here feel welcomed, valued, and respected.
Our human capital management strategy is designed to support our mission and business objectives that enable long-term sustainable growth.

Investing in our Teammates
•Total Rewards – Our total rewards philosophy provides competitive and equitable compensation and benefits to attract and retain our talent to achieve our strategic mission.
•Well-being – We provide healthcare and retirement benefits supplemented with holistic well-being offerings to include financial educational resources, physical and mental health resources, and legal assistance.
•Training & Development – We provide robust training programs consisting of technical training and leadership development to enable continued career growth.

Culture
•Teammate Resource Groups ("TRGs") – Our InterGalactic and Ascend TRGs are open to all teammates and regularly host company-wide heritage month and awareness events to foster learning and development, ally-ship and well-being.
•Recognition – We recognize our teammates and our collective achievements and milestones with daily and monthly celebrations.
•Engagement – Our engagement programs and events consist of Family Day and Behind the Hangar Door Teammate Tours to build connection around our mission.

Community
•Volunteering – Across all of our volunteering efforts in 2024, teammates dedicated over 250 hours of volunteer time to invest in the communities where we live and work.
•Scholarships – We donated over $30,000 in scholarships in 2024 to our local university partners to support students in aerospace-related engineering programs.
•Outreach – We reached over 1,200 students around the world in 2024 through our teammate volunteer programs and our astronaut-led Space Chat series to ignite curiosities about human space travel.

8	Virgin Galactic Holdings, Inc.

Voting Roadmap

Annual Meeting of Stockholders
How to Vote
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:

DATE: June 5, 2025
TIME: 9:00 am Pacific Time	TELEPHONE: You can vote by telephone by calling 866-804-9616 and following the instructions on the proxy card;
VIRTUAL MEETING LOCATION: https://web.viewproxy.com/SPCE/2025	INTERNET: You can vote over the Internet at https://web.viewproxy.com/SPCE/2025 by following the instructions on the Notice and Access Card or proxy card; or
RECORD DATE: April 9, 2025	MAIL: You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail. See Page 86 for more information
Proxy Statement for the Annual Meeting of Stockholders to be held on June 5, 2025
This Proxy Statement and our annual report for the fiscal year ended December 31, 2024 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the Board in connection with our 2025 annual meeting of stockholders (the “Annual Meeting”). This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 15, 2025.
As used herein, the terms “Company,” “we,” “us,” or “our” refer to Virgin Galactic Holdings, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. The Company was a special purpose acquisition company prior to the Virgin Galactic Business Combination in October 2019. The “Virgin Galactic Business Combination” represents the completed transactions whereby the entities that previously comprised the business of Virgin Galactic merged with and into subsidiaries of the Company.

2025 Proxy Statement	9

Voting Roadmap
Proposals for Stockholder Voting

PROPOSAL NO. 1
To elect the director nominees listed in the Proxy Statement	FOR
See Page 11 for more information

PROPOSAL NO. 2
To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025	FOR
See Page 29 for more information

PROPOSAL NO. 3
To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	FOR
See Page 35 for more information

PROPOSAL NO. 4
To approve the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan	FOR
See Page 63 for more information

PROPOSAL NO. 5
To approve the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan	FOR
See Page 71 for more information

10	Virgin Galactic Holdings, Inc.

Proposal No. 1:
Election of Directors
Our certificate of incorporation (as amended, the “Certificate of Incorporation”) provides that the number of directors shall be established from time to time by our Board of Directors. Our Board of Directors has fixed the number of directors at nine.
Our Certificate of Incorporation provides that all our directors stand for reelection annually at the annual meeting of stockholders, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal.
Information about Board Nominees
The following pages contain certain biographical information as of the date of this Proxy Statement for each nominee for director, including all positions held, the principal occupation and business experience for the past 5 years and the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past 5 years.
We believe that all of our nominees demonstrate: personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors, which helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Board Nominees
Raymond Mabus, Jr.
Michael Colglazier
Henio Arcangeli, Jr.
Luigi Brambilla
Tina Jonas
Craig Kreeger
Wanda Sigur
Diana Strandberg
W. Gilbert (Gil) West

2025 Proxy Statement	11

Proposal No. 1: Election of Directors
Skills, Experience, Qualifications and Attributes of 2025
Director Nominees

INDEPENDENCE	GENDER
78%	33%

DIRECTOR AGE	DIRECTOR TENURE
62.4 years	2.6 years
Average age	Average tenure

	Raymond Mabus, Jr.	Michael Colglazier	Henio Arcangeli, Jr.	Luigi Brambilla	Tina Jonas	Craig Kreeger	Wanda Sigur	Diana Strandberg	W. Gilbert West
Operations Management	●	●	●		●	●	●	●	●
Customer Experience/Marketing		●	●		●	●	●	●	●
Aerospace		●	●		●	●	●		●
Manufacturing/Engineering		●	●		●		●		●
Safety/Risk Management		●	●		●	●	●		●
Financial and Accounting	●	●	●	●	●	●		●	●
Public Company Board/Executive	●	●	●	●	●	●	●	●	●

12	Virgin Galactic Holdings, Inc.

Proposal No. 1: Election of Directors

Mr. Mabus, 76, has served as Chair of the Company’s Board of Directors since November 2023 and has served on the Board of Directors since April 2023. In April 2023, Mr. Mabus was appointed as the Company’s lead independent director, and also began serving as interim Chair of the Board in June 2023. Mr. Mabus served as the 75th United States Secretary of the Navy from 2009 to 2017. Mr. Mabus was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992, and Auditor of the State of Mississippi from 1984 to 1988. Mr. Mabus is currently CEO of The Mabus Group, a consulting company which he founded in 2017, and Vice Chair of InStride, a public benefit company. Mr. Mabus has served on the board of Hilton Worldwide Holdings, Inc. since 2017. Mr. Mabus also serves on the boards of World Central Kitchen and the Environmental Defense Fund and other privately held companies. Mr. Mabus served as chairman of Kadem Sustainable Impact Corp. from 2017 to March 2023. Mr. Mabus served as a director of Dana Incorporated until April 2022. Mr. Mabus previously served as Chairman of Foamex International from 2003 to 2007 and as Chief Executive Officer from 2006 to 2007. Mr. Mabus holds a bachelor’s degree in English and Political Science from the University of Mississippi, Oxford, a master’s degree in Political Science from Johns Hopkins University, and a Juris Doctor degree from Harvard Law School.

RAYMOND MABUS, JR. Age: 76 Director Since: April 2023

We believe Mr. Mabus is well qualified to serve on our Board of Directors because of his extensive international, public policy and government relations experience as well as his significant public company executive and board experience.

Mr. Colglazier, 58, has served as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors since July 2020 and has served as the Company’s President since February 2021. At the Company, Mr. Colglazier has been leading a talented team dedicated to making spaceflight more accessible to people around the world. Under Mr. Colglazier’s leadership, the Company launched commercial operations in 2023 with record-setting back-to-back spaceflights, repeatedly delivering safe, reliable, and life-changing experiences. Before joining the Company, Mr. Colglazier most recently served as President and Managing Director, Disney Parks International from March 2018 until his departure in July 2020. Prior to this, from January 2013 until March 2018, Mr. Colglazier was President of The Disneyland Resort, where he led a workforce of nearly 30,000 employees and drove record business performance and growth. He is currently Chairman of the CEO Roundtable for the University of California, Irvine. He is also a past member of the Engineering Advisory Board of Rice University, and past commissioner and member of the executive committee of the California Travel and Tourism Commission. Mr. Colglazier has been nominated to stand for election to serve on the board of directors of Six Flags Entertainment Corporation at its upcoming 2025 annual meeting of stockholders. Mr. Colglazier holds a bachelor’s degree in Industrial Engineering from Stanford University and holds a Master of Business Administration from Harvard Business School.

MICHAEL COLGLAZIER Age: 58 Director Since: July 2020

We believe Mr. Colglazier is well qualified to serve on our Board of Directors because of his extensive experience developing and growing consumer-oriented businesses strategically, commercially and operationally.

2025 Proxy Statement	13

Proposal No. 1: Election of Directors

Mr. Arcangeli, 62, has served on the Company’s Board of Directors since August 2023. He most recently served as Senior Vice President of the Automobile Division of American Honda Motor Co., Inc., where he oversaw the Honda and Acura brands within the Automobile Division, from 2017 to 2020. Prior to American Honda, from 2014 to 2016, Mr. Arcangeli was President of Yanmar North America, a global manufacturer of diversified industrial and consumer products. Prior to that, Mr. Arcangeli served as a senior executive with Yamaha Motor Corporation USA for eight years, including serving as President of the Motorsports Group Company. From 2002 to 2006, he was an executive at Pioneer Electronics (USA), including serving as President & Chief Operating Officer of the Strategic Business Services Group. Earlier, he held senior roles at Thermador Corporation, as well as General Electric Company. Mr. Arcangeli currently serves as an Advisor to Ouster, Inc., is a member of the Board of Trustees and past Chairman of Kettering University, is a member of the Board of Directors for the Long Beach Rescue Mission, and is Chairman of the Long Beach Rescue Mission Foundation. Mr. Arcangeli holds a bachelor’s degree in Mechanical Engineering from the General Motors Institute (now Kettering University), a master’s degree of Engineering (Mechanical) from Cornell University and a Master of Business Administration from Stanford Graduate School of Business.

HENIO ARCANGELI, JR. Age: 62 Director Since: August 2023
We believe Mr. Arcangeli is well qualified to serve on our Board of Directors because of his extensive manufacturing experience as well as his deep experience with consumer products.

Mr. Brambilla, 41, has served on the Company’s Board of Directors since November 2023. Mr. Brambilla joined Virgin Management Limited/USA (a subsidiary of Virgin Group Limited (“Virgin Group”)) in 2013 and has most recently served as the Managing Director, Investments and Capital Markets since September 2023, where he has led a number of M&A and capital markets transactions across Virgin Group’s aviation, holidays, cruises, loyalty, wellness and entertainment sectors. He also serves as a member of the Investment Committee of the Investment Office of the Branson Family. Prior to his current role at the Virgin Group, Mr. Brambilla held a number of roles of increasing responsibility, most recently as the Managing Director, Investments from March 2018 to September 2023. He is a member of the Board of Directors of Virgin Atlantic Limited and Virgin Voyages and is a Board Observer for Virgin Red. Prior to joining the Virgin Group, Mr. Brambilla worked at Clayton Dubilier & Rice, a private equity firm, from 2010 to 2013. Prior to that, Mr. Brambilla worked at Citigroup in the Investment Banking division from 2006 to 2010. He holds a bachelor’s degree in International Economics and a master’s degree in International Management from Bocconi University in Milan, Italy.

LUIGI BRAMBILLA Age: 41 Director Since: November 2023
We believe Mr. Brambilla is well qualified to serve on our Board of Directors because of his extensive investment and capital markets expertise.

14	Virgin Galactic Holdings, Inc.

Proposal No. 1: Election of Directors

Ms. Jonas, 65, has served on the Company’s Board of Directors since June 2021. Ms. Jonas is an independent consultant providing strategic consulting for the defense, aviation and healthcare sectors since 2015. From 2012 to 2014, Ms. Jonas served in several executive roles within United Health Group before becoming President, UnitedHealthcare, Military and Veterans. From 2010 to 2012, Ms. Jonas served as Executive Vice President, Operations of PASSUR Aerospace, a business intelligence and aviation firm. From 2008 to 2010, Ms. Jonas served as Director, Operations, Sikorsky Aircraft. From 2004 to 2008, Ms. Jonas served as the Undersecretary of Defense and Chief Financial Officer for the Department of Defense. From 2002 to 2004, Ms. Jonas served as the Assistant Director and Chief Financial Officer for the Federal Bureau of Investigation. From 2001 to 2002, Ms. Jonas served as Deputy Undersecretary for Financial Management for the Department of Defense. Ms. Jonas has served on the board of directors and the Audit and Finance Committee and certain other board committees of Centrus Energy Corp. since 2020. Ms. Jonas has served on the board of directors of Leidos Holdings, Inc. since September 2024. She also serves on the board of directors of other privately held companies and non-profits. Ms. Jonas holds a bachelor’s degree in Political Science from Arizona State University and a master’s degree in Liberal Studies from Georgetown University.

TINA JONAS Age: 65 Director Since: June 2021
Ms. Jonas is well qualified to serve on our Board of Directors because of her extensive financial and operational experience and her experience in the aviation industry.

Mr. Kreeger, 65, has served on the Company’s Board of Directors since October 2019. Mr. Kreeger retired from his role as Chief Executive Officer and Director of Virgin Atlantic after leading the company from February 2013 through December 2018. During his tenure at Virgin Atlantic, Mr. Kreeger was responsible for all airline operations and led the company to rebuild its balance sheet, launch its successful joint venture with Delta Airlines and develop a long-term strategy for expanding the joint venture to include Air France and KLM Royal Dutch Airlines. Prior to his tenure at Virgin Atlantic, Mr. Kreeger spent 28 years at American Airlines, where he held a variety of commercial, operational, financial and strategic roles. Mr. Kreeger spent his last 6 years at American Airlines as part of its leadership team overseeing its International Division and its Customer Service. Mr. Kreeger served as a board member of Virgin Atlantic from February 2013 to December 2018 and has served on the board of Mass Luminosity since 2019. Mr. Kreeger holds a bachelor’s degree in Economics from the University of California at San Diego and a Master of Business Administration from the University of California at Los Angeles.

CRAIG KREEGER Age: 65 Director Since: October 2019
We believe Mr. Kreeger is well qualified to serve on our Board of Directors because of his extensive operational, financial and managerial experience and his deep industry knowledge.

2025 Proxy Statement	15

Proposal No. 1: Election of Directors

Ms. Sigur, 66, has served on the Company’s Board of Directors since December 2021. Ms. Sigur is an independent aerospace consultant for emerging space exploration and traditional aerospace industry companies, providing design, analysis, prototype build, test solutions and design partners and, since 2018, has provided these services through Lambent Engineering LLC, where Ms. Sigur is President and Founder. From 1979 to 2017, Ms. Sigur held various senior level positions at Lockheed Martin Space Systems, most recently from 2014 to 2017, as Vice President and General Manager of Civil Space, where she had executive responsibility for national space programs relating to human spaceflight and space science missions, including planetary, solar, astrophysical, and Earth remote sensing for civil government agencies. Ms. Sigur has served as a director of Charles Stark Draper Laboratory, Inc. since March 2021. Ms. Sigur is a member of the National Academy of Engineering (NAE), the International Academy of Astronautics (IAA) and The Academy of Medicine, Engineering and Science of Texas (TAMEST). She is a member of the National Academies of Sciences, Engineering, and Medicine’s Aeronautics and Space Evaluation Board (ASEB). Ms. Sigur holds a bachelor’s degree in Materials Science and Engineering from Rice University and a Master of Business Administration from Tulane University.

WANDA SIGUR Age: 66 Director Since: December 2021
We believe Ms. Sigur is well qualified to serve on our Board of Directors because of her extensive operational experience as well as her deep experience in the aerospace industry.

Ms. Strandberg, 65, has served on the Company’s Board of Directors since April 2023. Ms. Strandberg retired at year-end 2022 from Dodge & Cox, a privately owned investment manager serving individuals and institutions globally, where she held several positions since joining in 1988, including most recently serving as Senior Vice President & Director, International Equity and as an Executive Board Member, both from 2011 to 2022. Previously, Ms. Strandberg was an Equity Research Analyst at First Boston Corporation. Ms. Strandberg serves on the Advisory Board of the Smithsonian Institution, on the boards of UC Berkeley Endowment Management Company and Liberset, an investment fund in private companies, and on the National Board of Summer Search, a youth mentoring organization. Ms. Strandberg holds a bachelor’s degree in Economics from the University of California, Berkeley, and a Master of Business Administration degree from Harvard Business School. She holds a distinction as a Chartered Financial Analyst.

DIANA STRANDBERG Age: 65 Director Since: April 2023
We believe Ms. Strandberg is well qualified to serve on our Board of Directors because of her extensive financial and capital markets experience.

16	Virgin Galactic Holdings, Inc.

Proposal No. 1: Election of Directors

Mr. West, 64, has served on the Company’s Board of Directors since February 2021. Since April 2024, Mr. West has served as the Chief Executive Officer and as a board member of Hertz Global Holdings, Inc. Mr. West served as Chief Operating Officer of Cruise LLC, GM’s majority-owned autonomous vehicle subsidiary, from January 2021 to December 2023. From 2008 to 2020, Mr. West served in various leadership positions at Delta Air Lines, most recently as its Senior Executive Vice President and Chief Operating Officer, overseeing Delta’s worldwide operations, including 366 airports in 66 countries, 1,300 aircrafts, 200 million customers per year, more than 70,000 employees and an annual budget of $16 billion. Prior to joining Delta, Mr. West served as President and Chief Executive Officer of Laidlaw Transit Services, a provider of transportation services, from 2006 to 2007. Mr. West previously served on the board of directors of Forward Air Corporation from October 2018 to May 2021 and from February 2024 to June 2024. Mr. West also served as a board member of Genesis Park Acquisition Corp. until September 2021. Mr. West has also been a member of the Brevard College Board of Trustees in North Carolina since October 2017 and previously served on the Board of Directors for the American Cancer Society and a member of its Executive Leadership Council. Mr. West holds a bachelor’ degree in Mechanical Engineering from North Carolina State University and a Master of Business Administration from National University.

W. GILBERT (GIL) WEST Age: 64 Director Since: February 2021

We believe Mr. West is well qualified to serve on our Board of Directors because of his extensive professional experience in the transportation industry and serving in senior executive roles of large public companies overseeing its extensive operations.

Board Recommendation
The Board of Directors unanimously recommends you vote “FOR” the election of each of the director nominees named above.

2025 Proxy Statement	17

Corporate Governance
Our Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Governance — Governance Documents” section of the “Investors” page on our website located at www.virgingalactic.com, or by writing to our Corporate Secretary at our offices at 1700 Flight Way, Tustin, California 92782. Please note that the information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement. Among the topics addressed in our Corporate Governance Guidelines are:

•Director independence and qualifications
•Executive sessions of independent directors
•Board leadership structure
•Selection of new directors
•Director orientation and continuing education
•Limits on board service
•Change of principal occupation •Term limits •Director responsibilities •Director compensation •Stock ownership •Board access to senior management •Board access to independent advisors	•Board self-evaluations •Board meetings •Meeting attendance by directors and non-directors •Meeting materials •Board committees, responsibilities and independence •Succession planning
Composition of the Board of Directors
Our business and affairs are managed under the direction of our Board of Directors. Our Board is currently composed of nine directors. Subject to the terms of the Stockholders’ Agreement, as further described and defined in “Certain Transactions with Related Persons — Stockholders’ Agreement,” and our Certificate of Incorporation and Amended and Restated By-Laws (“Bylaws”), the maximum number of directors that the Company may appoint is fifteen. Virgin Investments Limited (“VIL”) and the Company are party to the Stockholders’ Agreement pursuant to which, among other things, (i) VIL has rights to designate directors for election to the Board of Directors, and (ii) VIL has, under certain circumstances, the right to approve certain matters as set forth therein.
Under the Stockholders’ Agreement, VIL has the right to designate two directors (the “VG designees”) for as long as VIL beneficially owns 1,434,880 or more shares of our common stock, which represents 25% of the number of shares beneficially owned by Vieco USA, Inc., a Delaware corporation (“Vieco US”), the original party to the Stockholders’ Agreement, immediately following the Virgin Galactic Business Combination, provided that, when such beneficial ownership falls below (x) 1,434,880 shares, VIL will have the right to designate only one director and (y) 573,952 shares, VIL will not have the right to designate any directors. In addition, under the terms of the Stockholders’ Agreement, the individual serving as our Chief Executive Officer (the “CEO designee”), was appointed in accordance with the Stockholders’ Agreement to our Board of Directors and will, going forward, be determined by what individual holds the title of Chief Executive Officer of the Company.
Under the terms of the Stockholders’ Agreement, upon any decrease in the number of directors that a party is entitled to designate for nomination to our Board, such party is required to take all necessary action to cause the appropriate number of designees to offer to tender their resignation, effective as of the next annual meeting of our stockholders. If as a result of changes in ownership by such parties of our common stock such that there are no seats on our Board of Directors for which such parties have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and our Certificate of Incorporation and Bylaws.
VIL currently has the right to designate two directors. Messrs. Kreeger and Brambilla currently serve as the VG designees. Mr. Colglazier became the CEO designee in connection with his appointment as the Company’s Chief Executive Officer in July 2020.
Pursuant to the terms of the Stockholders’ Agreement, the VG designees are only able to be removed with or without cause at the request of VIL. In all other cases and at any other time, directors are only able to be removed by the affirmative vote of at least a majority of the voting power of our common stock. Pursuant to the terms of the Stockholders’ Agreement, the CEO designee will be removed at such time when the individual ceases to serve as Chief Executive Officer of the Company.
In addition, under the amended and restated trademark license agreement (the “Amended TMLA”), to the extent the Virgin Group does not otherwise have a right to designate a director on our Board of Directors, such as VIL’s right to designate the VG designees under the Stockholders’ Agreement, we have agreed to provide Virgin Enterprises Limited (“VEL”) with the right to appoint one director to our Board of Directors (provided the designee is qualified to serve on the Board under all applicable corporate governance policies and regulatory and New York Stock Exchange (“NYSE”) requirements).

18	Virgin Galactic Holdings, Inc.

Corporate Governance
Director Nomination Process
Criteria for Consideration
The Nominating and Corporate Governance Committee is responsible for recommending candidates to serve on the Board and its committees. In considering whether to recommend any particular candidate to serve on the Board or its committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the Nominating and Corporate Governance Committee considers candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Nominating and Corporate Governance Committee may consider any factors they deem relevant, including, but not limited to: the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience as a board member of another publicly held company; the candidate’s professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; relevant social policy concerns; the candidate’s experience in finance and accounting and/or executive compensation practices and/or governance; whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and the candidate’s background and perspective. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s tenure, performance, past attendance at meetings and participation in and contributions to the activities of the Board and its committees, as well as his or her service on other boards and committees thereof.
The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider potential conflicts of interest with the candidates other personal and professional pursuits.
In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
Each of the director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment in conjunction with the contractual obligations under the Stockholders’ Agreement and their nomination for election or re-election, as applicable, at the Annual Meeting.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.
Vacancies and New Directorships
Generally, vacancies or newly created directorships on the Board will be filled only by vote of a majority of the directors then in office and will not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders. A director appointed by the Board to fill a vacancy will hold office until our next annual meeting of stockholders, subject to the election and qualification of his or her successor or until his or her earlier death, resignation or removal.
Stockholder Designation Rights
As described under “Composition of the Board of Directors” above, the Stockholders’ Agreement provides for VIL to designate persons to our Board based on its voting power of our common stock and subject to additional requirements. Pursuant to the Stockholders’ Agreement and their current voting power, VIL currently has the right to designate two VG Designees to serve on the Board. Messrs. Kreeger and Brambilla currently serve as the VG designees. In addition, the Stockholders’ Agreement provides there be a CEO designee serving on the Board, who will be the person then serving as Chief Executive Officer of the Company, which is currently Mr. Colglazier.

2025 Proxy Statement	19

Corporate Governance
Stockholder Recommendations
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our Bylaws for stockholders to recommend director nominees. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Virgin Galactic Holdings, Inc., 1700 Flight Way, Tustin, California 92782. All recommendations for director nominations received by the Corporate Secretary that satisfy our Bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These timing requirements are also described under the caption “Stockholder Proposals and Director Nominations.”
Director Independence
Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries and that the NYSE’s per se bars to determining a director independent have not been triggered.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Arcangeli, Kreeger, Mabus and West and Mses. Jonas, Sigur and Strandberg, representing seven of our nine director nominees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the rules of the NYSE. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.
Board Structure
Board Leadership Structure
The Board believes that our current leadership structure of Chief Executive Officer and Chair of the Board being held by two separate individuals is in the best interests of the Company and its stockholders and strikes the appropriate balance between the Chief Executive Officer and President’s responsibility for the strategic direction, day-to-day leadership and performance of our Company and the Chair of the Board’s responsibility to guide overall strategic direction of our Company, provide oversight of our corporate governance, give guidance to our Chief Executive Officer and President and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.
Board Committees
We have four standing committees of our Board of Directors. Each of our four standing committees of our Board of Directors has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Safety Committee operates under a written charter.

20	Virgin Galactic Holdings, Inc.

Corporate Governance

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Safety Committee
Raymond Mabus, Jr.
Henio Arcangeli, Jr.
Luigi Brambilla
Tina Jonas
Craig Kreeger
Wanda Sigur
Diana Strandberg
W. Gilbert West

Chair	Member

Audit Committee 2025 MEMBERS: Tina Jonas (Chair) Henio Arcangeli, Jr. Diana Strandberg MEETINGS HELD IN 2024: 9
Our Audit Committee is responsible for, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing with our independent registered public accounting firm the scope and results of their audits;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls and compliance with legal and regulatory requirements;
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and
•providing oversight with respect to the Company’s ESG strategy, initiatives and policies.
Our Audit Committee consists of Mses. Jonas and Strandberg and Mr. Arcangeli, with Ms. Jonas serving as chair. We have affirmatively determined that each member of the Audit Committee qualifies as independent under NYSE rules applicable to board members generally and under the NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), specific to Audit Committee members. All members of our Audit Committee meet the requirements for financial literacy under the applicable NYSE rules. In addition, the Board has determined that Ms. Jonas qualifies as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

2025 Proxy Statement	21

Corporate Governance

Compensation Committee 2025 MEMBERS: Diana Strandberg (Chair) Henio Arcangeli, Jr. Craig Kreeger MEETINGS HELD IN 2024: 7
Our Compensation Committee is responsible for, among other things:
•reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting the Chief Executive Officer’s compensation;
•reviewing and setting or making recommendations to our Board of Directors regarding the compensation of our other executive officers and, from time to time, other members of our leadership team;
•reviewing and making recommendations to our Board of Directors regarding director compensation;
•implementing and administering our incentive compensation and equity-based plans and arrangements; and
•retaining or obtaining advice from any compensation consultants.
Our Compensation Committee consists of Ms. Strandberg and Messrs. Arcangeli and Kreeger, with Ms. Strandberg serving as chair. We have affirmatively determined that each member of the Compensation Committee qualifies as independent under NYSE rules, including the additional independence standards for members of a Compensation Committee, and that each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.
The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter. The Compensation Committee delegated to Mr. Colglazier the authority to grant equity awards to non-executive employees, subject to the terms of our equity plan.
Compensation Committee Interlocks and Insider Participation
During 2024, the members of our Compensation Committee were Ms. Strandberg and Messrs. Arcangeli and Kreeger, none of whom was during fiscal year 2024 an officer or employee of the Company or was formerly an officer of the Company. Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who served on the Compensation Committee during 2024 are described in “Certain Transactions with Related Persons.”
During 2024, none of our executive officers served as a member of the board of directors or Compensation Committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving on our Board of Directors or Compensation Committee.

22	Virgin Galactic Holdings, Inc.

Corporate Governance

Nominating and Corporate Governance Committee 2025 MEMBERS: W. Gilbert West (Chair) Tina Jonas Wanda Sigur MEETINGS HELD IN 2024: 4
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•assisting our Board of Directors in identifying individuals qualified to become members of our Board of Directors, consistent with criteria set forth in our Corporate Governance Guidelines;
•recommending director nominees for election to our Board of Directors;
•reviewing the appropriate composition of our Board of Directors and its committees;
•developing and recommending to our Board of Directors a set of corporate governance guidelines and principles; and
•participating in succession planning for our Chief Executive Officer and others serving in key management positions.
Our Nominating and Corporate Governance Committee consists of Mr. West and Mses. Jonas and Sigur, with Mr. West serving as chair. We have affirmatively determined that each member of the Nominating and Corporate Governance Committee qualifies as independent under NYSE rules.

Safety Committee 2025 MEMBERS: Craig Kreeger (Chair) Wanda Sigur W. Gilbert West MEETINGS HELD IN 2024: 6
Our Safety Committee is responsible for, among other things:
•reviewing our safety performance, including processes to ensure compliance with internal policies and goals and applicable laws and regulations;
•providing input on the management of current and emerging safety issues;
•assisting our Board of Directors with oversight of our risk management and security processes;
•reviewing safety audit findings and resulting action plans; and
•periodically visiting our facilities and reviewing any safety issues.
Our Safety Committee consists of Messrs. Kreeger and West and Ms. Sigur, with Mr. Kreeger serving as chair.

2025 Proxy Statement	23

Corporate Governance
Board Oversight Responsibilities
Board and Board Committee Meetings, Attendance, Executive Sessions and Attendance at Annual Meeting of Stockholders
We expect all directors to attend all meetings of the Board and the committees of the Board of which they are members. During the year ended December 31, 2024, the Board met nine times, the Audit Committee met nine times, the Compensation Committee met seven times, the Nominating and Corporate Governance Committee met four times and the Safety Committee met six times. Each of our incumbent directors attended at least 75% of the total meetings of the Board and committees thereof held during 2024 during the time that such director served on the Board or such committee in 2024.
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors. The independent Chair of the Board presides at each of these meetings and, in his absence, the non-management and independent directors in attendance, as applicable, determine which member will preside at such session.
We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. All of our then-serving Board members attended our 2024 annual meeting of stockholders.
Board’s Role in Strategy and Risk Oversight
The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board of Directors has overall responsibility for risk oversight including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Safety Committee. Each of the committees regularly reports to the Board. In addition, our Board and its committees receive periodic, detailed operating performance reviews from members of management.

Audit Committee
The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements, our enterprise risk management program and our cyber and data security risk management. Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance, and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors.

Compensation Committee
The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s executive and director compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance.

Safety Committee
The Safety Committee assists the Board in matters related to safety arising as a result of the Company’s business and operations and the processes used to mitigate key safety risks. Through its regular meetings with management and other advisers, its review of the Company’s policies and safety audits and results and on-site visits to the Company’s facilities and other oversight responsibilities, the Safety Committee oversees key safety risks.

24	Virgin Galactic Holdings, Inc.

Corporate Governance
Board Role in ESG Oversight
Our Board of Directors evaluates ESG-related risks and opportunities as part of its strategic oversight role, with support from its committees. The Audit Committee periodically reviews ESG matters and reports progress to the Board. Other Board committees support our ESG priorities in connection with their specific areas of oversight.
Our ESG Executive Committee is a cross-functional committee of senior leaders responsible for developing our ESG strategy and leading our company-wide commitment to good corporate citizenship and responsible business practices. This committee consists of members from our spaceline operations, human resources, legal and impacted operational teams. The Chair of the ESG Executive Committee, who is also our Chief Legal Officer, provides periodic updates to the Board.

BOARD OF DIRECTORS Oversight of strategy, including ESG risks and opportunities

Audit Committee Reviews the overall adequacy of, and provides oversight with respect to, the Company’s ESG strategy, initiatives and policies	Compensation Committee Oversees human capital and culture	Nominating and Corporate Governance Committee Oversees governance matters	Safety Committee Oversees health and safety

MANAGEMENT
ESG Executive Committee Primarily responsible for developing and implementing ESG strategy, initiatives and policies
Other Governance Practices and Policies
Stockholder Engagement
We seek to engage regularly with our stockholders on a variety of topics including strategy, operating performance, our executive compensation program and ESG matters. Following our 2024 annual meeting of stockholders, we proactively contacted the top 25 institutional investors multiple times to engage in stockholder dialogue. Our outreach covered 80% of our institutional ownership. Given the high concentration of individual retail stockholders within our stockholder base, institutional outreach represented approximately 35% of our total shares outstanding. We held constructive conversations with the institutional investors that accepted our invitation to engage, and that outreach resulted in several discussions to understand their perspective on, among other topics, our executive compensation and corporate governance and ESG practices. See page 41 of this Proxy Statement for more information about stockholder engagement and our responses to what we heard from stockholders.
Committee Charters and Corporate Governance Guidelines
Our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Safety Committee and other corporate governance information are available under the Governance section of the “Investors” page of our website at investors.virgingalactic.com or by writing to our Corporate Secretary at our offices at 1700 Flight Way, Tustin, California 92782.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available in the “Governance — Governance Documents” section of the “Investors” page of our website located at investors.virgingalactic.com, or by writing to our Corporate Secretary at our offices at 1700 Flight Way, Tustin, California 92782. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Current Report on Form 8-K.
Communications with the Board
Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, may do so by directing such correspondence to the attention of the Corporate Secretary at our offices at 1700 Flight Way, Tustin, California 92782. The Corporate Secretary will forward the communication to the appropriate director or directors as appropriate.

2025 Proxy Statement	25

Director Compensation
The Board believes that director compensation should pay directors for work required and that compensation should align directors’ interests with the long-term interests of stockholders. The Compensation Committee reviews and makes recommendations to the Board regarding non-employee director compensation, taking into consideration market reviews conducted by the Compensation Committee’s independent compensation consultant.
In 2024, we maintained a Second Amended and Restated Non-Employee Director Compensation Program (the “Director Compensation Program”) that consists of annual cash retainer fees and long-term equity awards for our non-employee directors. Eligible directors under the Director Compensation Program generally are directors who are not employees of the Company or any of its parents, affiliates or subsidiaries, unless otherwise determined by the Board.
The eligible directors in 2024 were Mses. Jonas, Sigur and Strandberg and Messrs. Arcangeli, Brambilla, Kreeger, Mabus, and West. Mr. Brambilla was eligible to receive only annual cash retainer fees consistent with the annual cash retainer fees provided to eligible directors under the Director Compensation Program, which were paid directly to the Virgin Group, as further described in “Certain Transactions with Related Persons.” In 2024, our Director Compensation Program consisted of the components described below. Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the "Second A&R Plan").

Cash Compensation
Director Annual Retainer: $125,000
Chairperson of the Board Additional Annual Retainer: $60,000
Lead Director Additional Annual Retainer: $25,000

	Annual Committee Chair Retainer ($)	Annual Committee Member (Non-Chair) Retainer ($)
Audit	25,000	10,000
Compensation	15,000	7,500
Nominating and Corporate Governance	15,000	7,500
Safety	15,000	7,500
The annual cash retainer is paid in quarterly installments in arrears. Annual cash retainers are pro-rated for any partial calendar quarter of service.

26	Virgin Galactic Holdings, Inc.

Director Compensation
Equity Compensation
•Initial Grant to each eligible director who is initially elected or appointed to serve on our Board of Directors: A restricted stock unit ("RSU") award with an aggregate value of $150,000, which will vest as to one-third of the shares subject to the award on each anniversary of the grant date, subject to continued service.
•Annual Grant to each eligible director who is serving on our Board of Directors as of the date of the annual stockholders’ meeting: An RSU award with an aggregate value of $125,000 (or, for the Eligible Director serving as Chairperson of the Board as of the date of such Annual Meeting, $145,000), which will vest in full on the earlier of the one-year anniversary of the grant date or the date of the next annual meeting following the grant date, subject to continued service, if not standing for reelection. Mr. Brambilla is not eligible to receive an annual grant as further described in “Certain Transactions with Related Persons — Compensation to VG Designee Board Member" section.
In addition, each equity award granted to the eligible directors under the Director Compensation Program will vest in full immediately prior to the occurrence of a change in control (as defined in the Second A&R Plan).

In 2022, the Board adopted stock ownership guidelines, which require our non-employee directors to acquire and hold shares of our common stock with a market value equal to 5x the directors’ annual retainer within five years of service in their position.

2025 Proxy Statement	27

Director Compensation
Director Compensation Table for Fiscal Year 2024
The following table contains information concerning the compensation of our eligible non-employee directors in fiscal year 2024.

Name	Fees Earned in Cash ($)(1)	Stock Award ($)(2)	All Other Compensation ($)	Total ($)
Raymond Mabus, Jr.	186,056	156,111	—	342,167
Henio Arcangeli, Jr.	142,500	125,000	—	267,500
Luigi Brambilla(3)	125,000	—	—	125,000
Tina Jonas	157,500	125,000	—	282,500
Craig Kreeger	147,500	125,000	—	272,500
Wanda Sigur	140,000	125,000	—	265,000
Diana Strandberg	150,000	125,000	—	275,000
W. Gilbert West	147,500	125,000	—	272,500
(1)In connection with his appointment to Chairperson of the Board in November 2023, Mr. Mabus received additional cash retainer fees equal to a pro-rated amount ($1,056) of the additional annual retainer of the Chairperson of the Board ($60,000) for November-December 2023.
(2)Amounts reflect the full grant-date fair value of RSU awards granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the non-employee director. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Note 9 in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The table below shows the aggregate numbers of RSU awards which were outstanding and unvested as of December 31, 2024. In connection with his appointment to Chairperson of the Board in November 2023, Mr. Mabus received in April 2024 an additional equity award covering the incremental value between the Chairperson equity award ($145,000) and the regular Director equity award ($125,000), but pro-rated to reflect his partial period served as Chairperson (i.e., for November 2023 through June 2024, rather than June 2023 through June 2024). The value of the pro-rated award equaled $11,111.
(3)In 2024, Mr. Brambilla was eligible to receive only annual cash retainer fees consistent with the annual cash retainer fees provided to eligible directors under the Director Compensation Program, which were paid directly to the Virgin Group, as further described in “Certain Transactions with Related Persons.”

Name	Restricted Stock Units Outstanding as of December 31, 2024(1)
Raymond Mabus, Jr.	10,507
Henio Arcangeli, Jr.	9,275
Tina Jonas	7,337
Craig Kreeger	7,337
Wanda Sigur	7,337
Diana Strandberg	8,761
W. Gilbert West	7,337
(1)On June 14, 2024, we effected a 1-for-20 reverse stock split (the “Reverse Stock Split”). All shares of our common stock, equity awards, per-share data and related information included in this Proxy Statement have been adjusted to reflect the Reverse Stock Split.

28	Virgin Galactic Holdings, Inc.

Proposal No. 2:
Ratification of Appointment of Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm
The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Ernst & Young LLP (“E&Y”) has served as our independent registered public accounting firm since 2023. Neither E&Y nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the Audit Committee has appointed E&Y to serve as our independent registered public accounting firm for the year ending December 31, 2025.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of E&Y are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
Change in Independent Registered Public Accounting Firm
On March 2, 2023, the Audit Committee of the Board approved the engagement of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, effective immediately.
On March 2, 2023, the Audit Committee dismissed KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm, effective immediately. The reports of KPMG on the Company’s financial statements for each of the two fiscal years ended December 31, 2021 and 2022 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended December 31, 2021 and 2022 and in the subsequent interim period through March 2, 2023, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in its report on the financial statements for such years.
In the fiscal years ended December 31, 2021 and 2022 and in the subsequent interim period through March 2, 2023, there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K), except that, as reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission on May 10, 2021, the Company reported a material weakness in its internal control over financial reporting during such period related to the Company’s classification and measurement of warrant liabilities, which resulted in the restatement of the Company’s financial

2025 Proxy Statement	29

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
statements for the fiscal years ended December 31, 2019 and 2020. As reported in Part I, Item 4 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, management concluded that the material weakness was remediated during the third quarter of 2021 and that, as of September 30, 2021, its internal control over financial reporting was effective.
The Company provided KPMG with a copy of the disclosures contained in the Company’s Current Report on Form 8-K filed on March 7, 2023 and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of KPMG’s letter, dated March 7, 2023, is filed as Exhibit 16.1 to such Current Report on Form 8-K.
During the fiscal years ended December 31, 2021 and 2022 and the subsequent interim period through March 2, 2023, neither the Company nor anyone on its behalf consulted with E&Y with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
Audit, Audit-Related, Tax and All Other Fees
The following reflects aggregate fees billed to us by E&Y, our independent registered accounting firm since 2023, and KPMG, our former independent registered accounting firm, for the audit of our financial statements for the years ended December 31, 2024 and 2023, and fees billed for other services rendered by E&Y and KPMG during those periods.

	2024	2023
Audit Fees(1)	$2,177,920	$2,829,217
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,177,920	$2,829,217
(1)Audit fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements for fiscal years 2024 and 2023. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent auditor reasonably can provide, such as consent and assistance with and review of our SEC filings including registration statements.

30	Virgin Galactic Holdings, Inc.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Pre-Approval Policies and Practices
The formal written charter for our Audit Committee requires that the Audit Committee pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis, non-audit services approved in accordance with applicable SEC rules.
The Audit Committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the Audit Committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the Audit Committee.
On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by the Company’s independent registered public accounting firm without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the Audit Committee to whom the committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the Audit Committee requires pre-approval for such additional services or such additional amounts.
All of the services listed in the table above were pre-approved by our Audit Committee.

Board Recommendation
The Board of Directors unanimously recommends you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.

2025 Proxy Statement	31

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Audit Committee Report
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Corporate Governance—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2024. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Tina Jonas (Chair)
Henio Arcangeli, Jr.
Diana Strandberg
The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

32	Virgin Galactic Holdings, Inc.

Executive Officers
The table below identifies and sets forth certain biographical and other information regarding our executive officers as of the date of this Proxy Statement. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position
Michael Colglazier	58	Chief Executive Officer, President and Director
Doug Ahrens	58	Chief Financial Officer and Treasurer
Aparna Chitale	48	Chief People Officer and Executive Vice President, Customer Operations
Sarah Kim	47	Executive Vice President, Chief Legal Officer and Corporate Secretary
See page 13 of this Proxy Statement for Michael Colglazier’s biography.

DOUG AHRENS

Chief Financial Officer and Treasurer
Mr. Ahrens has served as the Company’s Chief Financial Officer and Treasurer since March 2021. He has over 25 years of operational and strategic finance experience from multinational companies and most recently served as the Chief Financial Officer of Mellanox Technologies, Ltd. (Nasdaq: MLNX) from 2019 to 2020, until its acquisition by NVIDIA Corporation. Prior to this, from September 2015 to December 2018, Mr. Ahrens served as Chief Financial Officer of GlobalLogic Inc., a private software engineering firm. From October 2013 to September 2015, Mr. Ahrens served as Chief Financial Officer of Applied Micro Circuits Corporation (now MACOM Technology Solutions), while it was a publicly traded fabless semiconductor manufacturer. Prior to October 2013, Mr. Ahrens held various finance roles at Maxim Integrated Products, Inc. and Intel. Mr. Ahrens holds a Bachelor of Science degree in Mechanical Engineering from the University of California, San Diego and a Master of Business Administration from Harvard Business School. He also holds an active CPA license in the state of California.

APARNA CHITALE

Chief People Officer and Executive Vice President, Customer Operations
Ms. Chitale has served as the Company’s Chief People Officer and Executive Vice President, Customer Operations since March 2025 and previously served as Executive Vice President, Chief People Officer since September 2021. With over 25 years of strategic global experience in aerospace, technology, and entertainment, she has led teams at both public and privately held companies. As Chief People Officer, Ms. Chitale leads all aspects of human resources, to include talent management, workforce planning, culture and engagement, total rewards, employee experience and operations and corporate security. As head of Customer Operations, Ms. Chitale oversees the teams responsible for scaling Virgin Galactic’s customer experience operations in preparation for regular commercial spaceflights, supporting an astronaut experience that is deeply personalized and life changing. In addition to leading the growth of Customer Operations, Ms. Chitale is responsible for defining and instilling our astronaut-driven mindset across all parts of the organization. Before joining Virgin Galactic, Ms. Chitale served as Vice President of Human Resources at Disney Parks, Experiences and Products from November 2014 to September 2021. In this role, she led the HR strategy of the company’s international theme parks business in Paris, Shanghai, Hong Kong, and Tokyo, as well as overseeing HR for global Disney consumer products, cruise line and corporate functions. She played an instrumental role in leading talent and culture initiatives at global scale to shape employee and guest culture. Ms. Chitale joined Disney as the Head of HR for its media businesses in India. Prior to Disney, she led HR for Avaya India PVT Ltd, where she built the HR infrastructure and large engineering and technology teams that were instrumental for rapid business growth. Ms. Chitale holds a Master of Arts degree in Personal Management and Industrial Relations from the Tata Institute of Social Sciences in Mumbai, India, and a Bachelor of Science degree in Chemistry from Pune University, India.

2025 Proxy Statement	33

Executive Officers

SARAH KIM

Executive Vice President, Chief Legal Officer and Corporate Secretary
Ms. Kim has served as the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary since December 2022. Ms. Kim oversees all aspects of the Company’s legal, compliance and regulatory functions, including transactions, litigation, intellectual property, strategic partnerships and investments, ensuring securities compliance and corporate governance, and overseeing the Company’s in-house legal staff and outside counsel. Ms. Kim also chairs our ESG Executive Committee. Ms. Kim brings over 20 years of legal and finance experience. Most recently, from February 2019 to November 2022, Ms. Kim served as General Counsel, Corporate Secretary, Chief Ethics Officer and Compliance Officer for Topgolf Callaway Brands Corp. (“Topgolf Callaway”), where she oversaw all global legal matters affecting the company and its subsidiaries and led the launch of Topgolf Callaway’s sustainability initiative. Prior to that, from November 2017 to January 2019, Ms. Kim served as Associate General Counsel for Petco Animal Supplies, Inc., where she operated as lead counsel for several of Petco’s most complex and innovative business units. Ms. Kim holds a Bachelor of Science degree in Management from the Massachusetts Institute of Technology (“MIT”) and a Juris Doctor degree from the University of California College of the Law, San Francisco (formerly known as University of California, Hastings College of the Law).

34	Virgin Galactic Holdings, Inc.

Proposal No. 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers
Proposal No. 3:
Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal (the “Say-on-Pay Vote”), and commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.
The Say-on-Pay Vote, while advisory and non-binding, provides important information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will take into consideration when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and Compensation Committee value the opinions of our stockholders and will continue to endeavor to better understand our stockholders’ perspectives on our executive compensation program. We currently conduct advisory votes on our named executive officer compensation on an annual basis, and we expect to conduct our next advisory vote (following this Say-on-Pay Vote) at our 2026 annual meeting of stockholders.
The Compensation Committee is committed to creating an executive compensation program that drives long-term value creation and aligns with stockholder interests. As a result of the feedback that we received from our stockholders in 2024 and to date in 2025, our Board and Compensation Committee made the following changes:
•In 2024, we provided additional disclosure regarding our named executive officers' performance-based compensation, including a comparison of our CEO’s target total compensation against his realizable pay.
•In 2024, we increased the weighting of performance-based awards for the CEO from 25% to 50% of his target long-term incentive value.
•In 2025, we increased the weighting of performance-based awards from 25% to 50% of target long-term incentive values for all other named executive officers.
Additionally, the majority of the total compensation opportunity for our named executive officers continues to be “at-risk,” and our Compensation Committee believes it is important to design a compensation program that strongly promotes pay for performance. We encourage our stockholders to review the information provided in the section titled “Executive Compensation—Compensation Discussion and Analysis” which demonstrates how our executive compensation program has been designed to ensure our named executive officers’ interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Virgin Galactic Holdings, Inc. approve, on an advisory basis, the fiscal year 2024 compensation of Virgin Galactic Holdings, Inc.’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Virgin Galactic Holdings, Inc.’s Proxy Statement for the 2025 Annual Meeting of Stockholders.”

Board Recommendation
Our Board of Directors unanimously recommends you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in the “Executive Compensation” section, the accompanying compensation tables and related narrative disclosure of this Proxy Statement.

2025 Proxy Statement	35

Executive Compensation
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and principles, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, the Compensation Committee's approach and information used to design the executive compensation program and the compensation awarded to our named executive officers for 2024. The following discussion and analysis of compensation arrangements for our named executive officers (each an “NEO” or “named executive officer”) should be read together with the compensation tables and related disclosures.
Our NEOs for fiscal year 2024 were:
•Michael Colglazier, Chief Executive Officer, President and Director
•Doug Ahrens, Chief Financial Officer and Treasurer
•Aparna Chitale, Chief People Officer and Executive Vice President, Customer Operations
•Sarah Kim, Executive Vice President, Chief Legal Officer and Corporate Secretary
•Alistair Burns, former Senior Vice President, Chief Information Officer
Mr. Burns resigned as our Senior Vice President, Chief Information Officer effective in November 2024.

Executive Summary
2024 Performance Highlights
We believe the commercial exploration of space represents one of the most exciting and important technological initiatives of our time and offers immense potential to create economic value. Virgin Galactic is at the forefront of industry trends as the first and only publicly traded company focused on commercial human spaceflight, pioneering human spaceflight for private individuals and researchers with its advanced air and space vehicles.

This industry is growing dramatically due to new products, new sources of private and government funding, and new technologies. Demand is emerging from new sectors and demographics, which we believe is broadening the total addressable market. As government space agencies have retired or reduced their capacity to send humans into space, private companies are making exciting inroads into the fields of human space exploration. We have embarked on this journey with a mission to put humans and research experiments into space and return them safely to Earth at an unprecedented frequency, with an industry-leading cost structure, and the goal of driving scale and profitability with our next-generation vehicles.

Some of the key business milestones from 2024 include the following:

•Successfully flew two commercial spaceflights, demonstrating an unparalleled customer experience with an emphasis on safety and quality.
• Continued investing in our supply chain and manufacturing partnerships to support the advancement of our next generation fleet, designed to be the most reusable and cost-effective human spaceflight system ever built.
• Began tooling and parts fabrication for the next generation of spaceships to support assembly in 2025 and a return to commercial spaceflight service in 2026.
• Achieved design and production milestones to support the future fleet development, and began building parts and subassemblies for Delta Class spaceships.
• Completed construction on the spaceship factory in Mesa, Arizona and began preparations, including staffing, for assembly of the first Delta Class spaceships.

•Total operating expenses were $384M, compared to $538M in fiscal 2023, reflecting benefits from restructuring efforts and lower R&D expenses as investments shifted to manufacturing assets that we plan to leverage to build additional spaceships. We continue to focus on developing and implementing ongoing operational and manufacturing efficiencies, in an effort to decrease the cost per spaceship, mothership and propulsion system, as well as our overall operating costs.
• As of December 31, 2024, we have reservations for approximately 700 future astronauts, which represents approximately $190 million in expected future spaceflight revenue upon completion of the spaceflights.
• Strengthened the balance sheet by raising approximately $138 million to support investments in the business to drive scale and profitable long-term growth.

36	Virgin Galactic Holdings, Inc.

Executive Compensation
Our Executive Compensation Program
We are a capital-intensive limited-revenue company that is pioneering human space travel. We have developed a business operating model that will allow the Company to reach economies of scale (in terms of annualized revenues, efficient operating costs, growth in adjusted EBITDA and margins) and create significant stockholder value.

Motivating and retaining an exceptional leadership team is an instrumental factor in Virgin Galactic’s long-term success, especially since our business is dynamic and our stock price is volatile. As the Compensation Committee adheres to clear guiding principles and sound compensation policies and practices, the compensation paid to our NEOs in 2024 reflects and rewards their contributions for achieving the Company’s financial, operational and strategic objectives that support a safe entry of Delta Class spaceships to commercial service by 2026. This strongly aligns their compensation to potential future value creation.

Additionally, the vast majority of our NEOs’ compensation is at-risk and delivered through short-term and long-term incentive awards with specific measurable performance objectives. The largest portion of each NEO’s compensation package is historically tied to equity. As a result, as of December 31, 2024, the realizable values of our named executive officers’ outstanding long-term incentive awards are less than 20% of the awards' grant date fair value, which closely aligns to the results experienced by the Company’s stockholders.

As further explained in the “Components of the NEOs 2024 Target Total Direct Compensation” section, our most recently completed performance period illustrates our commitment to pay for performance.

Our incentive plan metrics focus on promoting pay for performance and driving value, and ultimately are intended to drive stockholder returns.

2025 Proxy Statement	37

Executive Compensation

Guiding Compensation Principles
Our executive compensation program is designed to motivate and reward operational and financial performance, retain strong leaders to execute on our business strategy in a nascent industry, create value for stockholders, and promote teamwork in an effective way. Our clear guiding principles and sound compensation policies and practices align the pay of our NEOs with Company and individual performance. Our principles include:

•Creating a competitive and balanced compensation program that rewards NEOs’ performance and contributions to the Company’s short- and long-term business results, while closely aligning the interests of the NEOs with those of stockholders;
•Attracting, motivating and retaining highly qualified NEOs who are committed to the Company’s mission, performance and culture, by paying them competitively; and
•Emphasizing pay for performance, with a program that aligns financial and operational achievements, and driving long-term value creation.

Key Elements and Objectives of Our Executive Compensation Program
In 2024, our executive compensation program consisted of fixed and variable pay, including cash and non-cash components. The vast majority of NEOs’ pay was tied to performance to ensure alignment with the interests of our stockholders. Each year, we establish clear, operational and financial goals and performance expectations for our NEOs that are intended to create value for stockholders.

The key elements of the NEOs’ 2024 compensation program included:

	Base Salary	Annual Incentive Program	Long-Term Incentive Program
Description	•Cash compensation to reflect individual’s skills, experience, and overall responsibilities of the NEO’s position	•Earned based on the achievement of safety, Delta program, financial goals, as well as individual contributions
•Time-vested RSUs
•Long-term incentive performance awards earned based on the achievement of key strategic and operational milestones to support a safe entry of the Delta spaceships into commercial service by 2026 and Free Cash Flow goals

Key Objectives
•Attracts and retains talent by providing a stable and reliable source of income
•Provides base salaries consistent with each NEO’s responsibilities and are market competitive so that they are not motivated to take excessive risks

•Rewards the achievement of corporate objectives and overall NEO contributions
•Incentivizes our executives to create long-term stockholder value and achieve key milestones, while balancing the focus on sustained stock price appreciation
•Promotes retention and executive stock ownership

38	Virgin Galactic Holdings, Inc.

Executive Compensation
Executive Compensation Policies and Practices

What We Do:	What We Do Not Do:
✓Pay for performance; pay is not guaranteed
✓Annual review of incentive programs, including type of performance metrics and performance/payout curves
✓Annual say-on-pay vote
✓Robust clawback policy beyond SEC requirements
✓Capped payout on incentive awards
✓Stock ownership guidelines for executives and Board members
✓Minimum 1-year vesting period for all equity-based awards
✓Limited perquisites
✓Engagement with stockholders
✓Independent compensation consultants

✕No single-trigger change-in-control severance arrangements
✕Do not provide guaranteed salary increases
✕Do not provide significant or excessive perquisites
✕No “liberal” share recycling
✕No stock option repricings without stockholder approval
✕Do not maintain defined benefit pension or supplemental executive retirement plans
✕No hedging of Virgin Galactic securities by our executive officers and Board members
✕No pledging of Virgin Galactic securities by our executive officers and Board members

Executive Compensation Decision-Making Process
Compensation Committee Priorities When Setting Executive Compensation
The Compensation Committee considers pay for performance, alignment with stockholder interests, long-term value creation and several other factors in determining the compensation of our NEOs. The Compensation Committee does not have a predefined framework for prioritizing or weighing these factors, and the emphasis placed on specific factors may vary among our NEOs. Ultimately, it is the Compensation Committee’s judgment about these factors that forms the basis for determining our NEOs’ compensation program.

In the first quarter of each year, the Compensation Committee sets our NEOs’ salaries, annual incentive performance goals and payout targets, and long-term incentive awards, as well as any corresponding long-term incentive performance goals for the fiscal year. The Compensation Committee also considers both Company and individual performance for the previous year, when approving goals and compensation adjustments for the year ahead.

In determining 2024 NEO compensation opportunities, the Compensation Committee considered the following factors, among others:

•Business performance, including operational management such as project milestones, process improvements and expense management;
•Labor market conditions, competitive compensation for comparable positions and threats to our business due to retention-related risks;
•Feedback from our Chief Executive Officer regarding the performance of our business and his compensation recommendations for the NEOs (excluding himself);
•Each NEO’s individual performance and contributions to financial and strategic objectives, including expertise, skills, tenure in position and potential to assume increased responsibilities;
•Leadership actions that support our ethical standards, compliance culture and ESG initiatives;
•Total realizable pay, the value of NEOs' equity holdings and retention risk; and
•Guidance from our independent compensation consultant on pay decisions.

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Role of Peer Group
The Compensation Committee reviews and approves the composition of a compensation peer group each year to serve as a market reference for compensation levels, incentive design and other executive compensation-related items, and help inform the Committee in its decision-making process. Our primary competitor in establishing a suborbital commercial human spaceflight market is Blue Origin, a privately-funded company that has developed a vertically launched, suborbital capsule and there are no direct public company peers of reasonable size available for benchmarking purposes. In addition, we are aware of several large, well-funded, public and private entities actively engaged in developing competitive products within the aerospace industry, including SpaceX and Boeing. Virgin Galactic cannot use Blue Origin or SpaceX as compensation benchmarking peers because they are private, and Boeing is significantly larger and not appropriate for inclusion in our peer group. Given the need to understand comparable pay practices for a highly-skilled executive team, the Compensation Committee worked with Meridian Compensation Partners, LLC ("Meridian") in the first quarter of 2024 to identify peer companies to use in understanding market practices. The peer companies were identified based on similar industries and characteristics that help capture the scope and complexity of Virgin Galactic, and include companies operating in similar or comparable industries and representing characteristics of Virgin Galactic, such as high growth and entrepreneurial companies, business-to-consumer ("B2C") focus, recent IPO/SPAC merger, and West Coast headquarters.

In January 2024, the Compensation Committee (based on recommendations from Meridian) made changes to the peer group and removed acquired, bankrupt, or less relevant companies from a size or business fit; and included select luxury focused B2C companies more representative of Virgin Galactic. The Compensation Committee removed AeroJet Rocketdyne Holdings, Inc., Hyliion Holdings, Lordstown Motors Corp., Maxar Technologies Inc., Velodyne Lidar, Inc., and Wynn Resorts, Limited; and added Archer Aviation Inc., Lucid Group, Inc., Sonos, Inc., and Wheels Up Experience Inc.

The peer group used to understand competitive executive compensation levels for 2024 consisted of the following 15 companies:

2024 EXECUTIVE COMPENSATION PEER GROUP
•Archer Aviation Inc. •Curtiss-Wright Corporation •Fisker Inc. •Joby Aviation, Inc. •Kratos Defense & Security Solutions, Inc.	•Lucid Group, Inc. •Lyft, Inc. •Mercury Systems, Inc. •Moog Inc. •Nikola Corporation	•Peloton Interactive, Inc. •Sonos, Inc. •Sunrun Inc. •Vail Resorts, Inc. •Wheels Up Experience Inc.

Radford survey data for companies in the technology and aerospace-related industries with revenues less than $5B was also used to understand competitive executive compensation levels and practices.

In the fourth quarter of 2024, the Compensation Committee worked with Meridian to review the peer group and ended up removing Fisker Inc. and replacing the company with Blade Air Mobility, Inc. All other peers remained and will be used to understand 2025 competitive executive compensation levels.

The Compensation Committee considers market competitive practices, along with the other factors described under the section "Compensation Committee Priorities When Setting Executive Compensation," when determining the salaries, bonus targets and long-term incentive awards for our CEO and other executive officers.

Role of the Compensation Consultant
The Compensation Committee has the authority to engage an independent compensation consultant, in addition to assistance needed from external legal, finance and other special advisors. At the beginning of 2024, the Compensation Committee engaged Meridian, an independent executive compensation consulting firm, to advise on all executive compensation matters under their oversight. Pursuant to the engagement, Meridian:

•Provided information, insights and advice regarding compensation philosophy, objectives and strategy;
•Recommended peer group selection criteria and identified and recommended potential peer companies;
•Provided analyses of competitive compensation practices for executive officers and non-employee directors;
•Provided analyses of potential risks arising from executive and non-executive compensation programs;
•Reviewed and commented on recommendations regarding executive officer compensation amounts;
•Advised the Compensation Committee on specific issues as they arose; and
•Kept the Compensation Committee informed of executive compensation trends and regulatory and governance considerations related to executive compensation.

In the fourth quarter of 2024, our Compensation Committee transitioned from Meridian and engaged Pay Governance LLC (“Pay Governance”) to serve as the Committee’s independent compensation consultant. Prior to the Compensation Committee engaging Pay Governance to assist the Compensation Committee, Pay Governance provided advice to the management team on executive compensation matters.

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Our Compensation Committee has assessed the independence of both Meridian and Pay Governance, taking into account, among other matters, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable listing standards of the NYSE, and concluded that there are no conflicts of interest regarding the work that Meridian and Pay Governance performs for our Compensation Committee.

Role of Stockholders
Listening to Our Stockholders
Over the past several years, senior members of our management team and/or a director from our Compensation Committee have participated in stockholder engagement discussions in an effort to better understand their perspective on our executive compensation program. In 2024, 80% of votes cast were in favor of our fiscal year 2024 say-on-pay proposal. Following our 2024 annual meeting of stockholders, our management team proactively contacted the top 25 institutional stockholders, or 80% of our institutional ownership, to engage in stockholder dialogue to discuss: (1) our business, including company operational strategy and performance and (2) review and gather feedback on our executive compensation program. Given the high concentration of individual retail stockholders within our stockholder base, this institutional outreach represented approximately 35% of our total shares outstanding. We held constructive conversations with the institutional stockholders that accepted our invitation to engage. Below is a summary of the feedback we heard from the stockholders we engaged with:

•Appreciated the ongoing stockholder engagement.
•Acknowledgement of increasing the CEO's weighting of performance based long-term incentive awards to 50%.
•Preference for granting all other NEOs long-term incentive awards with a 50% weighting on performance-based awards.
We also contacted the proxy advisory firms and met with representatives from one of the proxy advisory firms to better understand their voting guidelines and perspectives about our executive compensation program. The Compensation Committee and management are continuously reviewing our executive compensation program to promote our pay-for-performance philosophy, long-term value creation and alignment with the interests of our stockholders. In order to continue to understand investors’ perspectives on our executive compensation program, our management team intends to continue its efforts on stockholder engagement throughout 2025.

We contacted the top 25
institutional stockholders representing

Ownership breakdown of total shares outstanding

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Executive Compensation
The following provides a summary and timeline of changes we have made to our executive compensation and ESG programs based on feedback we have received.
Components of the NEOs 2024 Target Total Direct Compensation
Pay Mix
Our executive compensation program utilizes annual and long-term incentive awards, including awards that are contingent on Company performance relative to our key performance metrics. A significant majority of the total compensation opportunity for our NEOs in 2024 was “at risk” compensation, as illustrated in the charts below. The pay mix for our CEO provides for 88% of variable ("at risk") compensation and, on average, 75% of variable compensation for the other NEOs, which is tied to company performance and stockholder value creation.

2024 Total Direct Compensation (at target)

CEO TARGET PAY MIX	AVERAGE TARGET PAY MIX FOR OTHER NEOs

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Base Salaries
The base salaries of our NEOs are an important part of their total compensation package and are intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities, as well as the Compensation Committee’s review of market pay levels.
The following table sets forth the annual base salaries for each of our NEOs that were approved for 2024:

Named Executive Officer	2023	2024	% Change
Michael Colglazier	$1,000,000	$1,000,000	0%
Doug Ahrens(1)	$600,000	$621,000	4%
Aparna Chitale(1)	$450,000	$470,000	4%
Sarah Kim(1)	$400,000	$413,000	3%
Alistair Burns(1)	$364,000	$377,832	4%
(1)Increases for Messrs. Ahrens and Burns and Mses. Chitale and Kim reflect an annual merit increase for their performance in 2023.
Annual Incentive Program
Each of our NEOs participated in our 2024 Executive Annual Incentive Program (the “Program”), which is focused on rewarding our NEOs for annual operating performance that meets or exceeds pre-established goals. For fiscal 2024, the Compensation Committee determined that annual cash compensation under the Program would be based on the achievement of pre-established performance goals within three separate categories, including: safety culture, financial, and Delta pre-established program goals. Individual contributions were also assessed in how our NEOs delivered on our strategic plan to become a scaled, commercial operation and environmentally sustainable company.

Each NEO's bonus target is determined by the Compensation Committee based on practices of our peer companies and other considerations such as individual contributions, performance, internal equity, and other factors as outlined in the “Executive Compensation Decision-Making Process” section. Each NEO's target bonus remained unchanged from 2023.

2024 PROGRAM
The 2024 target bonus opportunities for the NEOs are as follows:

Named Executive Officer	2024 Target Bonus as a % of Base Salary
Michael Colglazier	125%
Doug Ahrens	100%
Aparna Chitale	80%
Sarah Kim	80%
Alistair Burns	50%
The 2024 pre-established performance goals were reviewed and approved by the Compensation Committee at the beginning of the performance year. Each company performance category includes various quantitative and qualitative objectives and at year end a balanced scorecard approach is used to determine the final company performance category.

In February 2025, the Compensation Committee assessed the Company’s 2024 achievement of the corporate performance objectives and the Program payouts recommended by the Chief Executive Officer (other than his own bonus payout). Based on the achievement of defined performance goals, the overall company performance was determined to be 102.5% of target.

The following table summarizes each component of the corporate performance categories, the performance goal weightings, threshold, target and maximum goal for the financial category, and our achievement of the performance metrics in 2024. See footnotes for additional disclosure on the results of the performance category outcomes.

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Performance Category	Weight	Threshold	Target	Maximum	Payout as % of Weighted Target
Safety Culture(1) Fly safe every time, embed safety and quality into the Delta program, workplace safety goals that include Total Recordable Incident reporting compared to industry standards and company-wide safety initiatives	20%				20%
Financial Manage overall expenditures in line with Board approved annual budget of $594M to support flight schedule and long-term growth	40%				40%
Delta Program Achieve key Delta programmatic milestones to support a safe entry of the Delta spaceships into commercial service by 2026	40%				42.5%
Total	100%	25% Payout	100% Payout	200% Payout	102.5%
(1)Safety Culture results: Achieved Total Recordable Incident Rate (TRIR) above target (10% better than industry standard); achieved target performance on embedding safety and quality into our Delta fleet design and operations; and achieved target performance on employee survey results related to safety.

Each NEO’s target bonus percentage was multiplied by the overall company performance payout percentage, 102.5%, and then further modified based on an individual modifier of +/- 30% for the CEO and +/- 20% for the other NEOs. The individual contributions used by the Compensation Committee to determine the final 2024 bonus payouts for Messrs. Colglazier and Ahrens and Mses. Chitale and Kim are summarized below. Mr. Burns resigned from the Company in November 2024, and therefore was not eligible to receive a 2024 bonus.

Summary of the NEOs' Individual Contributions

Mr. Colglazier. Under Mr. Colglazier's leadership, the Company wrapped up the R&D/prototype phase in June 2024 with Unity’s final commercial spaceflight – Galactic 07 — demonstrating highly profitable price points combined with high repeat customer sign ups; completed the design phase of Delta Class spaceships; opened a new manufacturing facility to support the build and final assembly efforts; developed a comprehensive business model to guide the long-term financial strategy; supported public communications; and launched a partnership study with Ente Nazionale per l'Aviazione Civile, the civil aviation authority of Italy, to assess a second spaceport location in Southern Italy.

Mr. Ahrens. Under Mr. Ahrens' leadership, the Company maintained excellent strength in the Company’s balance sheet through cost-efficiency efforts, program spending oversight and an effective capital market strategy; successfully executed the Reverse Stock Split requiring shareholder approval; and delivered the Arizona Spaceship Factory on schedule and on budget.

Ms. Chitale. Under Ms. Chitale's leadership, the Company implemented talent and recruiting strategies to successfully ramp up operations in the Arizona Spaceship Factory, led workforce planning to support the Delta program evolution from design to commercial operations; implemented leadership development and talent planning programs to support the long-term talent needs of the Company; and implemented strategic and operational security programs in support of commercial service and opening of the Arizona Spaceship Factory.

Ms. Kim. Under Ms. Kim's leadership, the Company successfully resolved various litigation matters for the Company; reduced legal expenditures through the use of in-house legal talent and effective advisory support while improving service and streamlining contract management; successfully executed the Reverse Stock Split requiring shareholder approval; and launched a company-wide patent program.

Based on the Company’s achievement of the goals under the Company performance components of the Program, the NEOs’ applicable target bonus opportunity was multiplied by 102.5%. The Program also provided for an individual performance modifier based on the Compensation Committee’s assessment of each NEO’s individual performance in 2024. The table below provides information about the NEOs’ bonus opportunity, company performance payout, individual performance modifier and actual 2024 bonus payout.

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Named Executive Officer	2024 Target Bonus	Company Performance	Company Performance Bonus Payout	Individual Performance Modifier	Actual 2024 Bonus Payout(1)
Michael Colglazier	$1,250,000	102.5%	$1,281,250	130.0%	$1,665,625
Doug Ahrens	$621,000	102.5%	$636,525	120.0%	$763,830
Aparna Chitale	$376,000	102.5%	$385,400	120.0%	$462,480
Sarah Kim	$330,400	102.5%	$338,660	120.0%	$406,392
(1)The participating NEOs’ 2024 annual cash bonuses set forth in this column are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” below. Mr. Burns was not employed as of December 31, 2024 and did not receive a 2024 bonus payout.

Long-Term Incentive Program
We maintain the Second A&R Plan, under which we may grant cash and equity incentive awards to directors, employees and consultants of our Company and our affiliates, to enable us to attract and retain services, skills and experience of these individuals, which we believe are essential to our long-term success.

In order to promote pay for performance, retention, and alignment between the interests of our named executive officers and those of our stockholders, in March 2024 we granted time-based RSUs and long-term incentive performance ("LTIP") cash awards to our NEOs, representing a significant portion of our NEOs’ compensation.

The mix of RSUs and LTIP was 50% and 50%, respectively for Mr. Colglazier, and 75% and 25%, respectively for Mr. Ahrens, Mses. Chitale and Kim. Mr. Burns received 100% RSUs.

We use these vehicles to incentivize our executives to create long-term stockholder value and focus on stock price appreciation, align our executive’s strategic objectives with those of our stockholders’ interests over the long-term, and promote retention:

•RSUs. We use RSUs as part of the annual equity awards for our NEOs in order to support alignment with stockholders and employment retention objectives. In 2024, the Compensation Committee approved, solely with respect to the 2024 RSU awards, a two-year vesting schedule, with 50% vesting on the first anniversary of the grant date, and 50% on the second anniversary. For 2025, the Compensation Committee approved a three-year vesting schedule, with one-third vesting on the first, second and third anniversary of the grant date in order to better align with market practice. For 2025, the weighting of the NEOs’ RSUs as part of their total long-term incentive ("LTI") award opportunity was reduced from 75% to 50%, and the weighting of performance-based awards increased from 25% to 50%, in order to align with the LTI mix of our CEO and in response to feedback received through stockholder outreach.
•LTIP. Given our ongoing commitment to strong performance, good corporate governance principles, and direct performance orientation in our compensation program, we introduced the LTIP awards into the program beginning in 2021. We implemented the LTIP awards promptly after becoming a public company to demonstrate our commitment with promoting a pay-for-performance philosophy and respond to stockholder feedback. In 2024, the LTIP generally made up 50% of the LTI award for Mr. Colglazier, and 25% of the LTI awards granted to our other NEOs, other than Mr. Burns who received 100% RSUs. The LTIP payout for the 2024 award is determined based on performance against critical Delta program milestones and Free Cash Flow goals. Given our nascent industry and need to focus on strategic and operational milestones to support a safe entry of the Delta spaceships into commercial service, the 2024 LTIP had a one-year performance period ending December 31, 2024, plus a one-year additional service vesting period. Based on the management’s team strong performance, the Compensation Committee approved a payout of 105.5% of target for the NEOs, which will be paid no later than March 15, 2026, subject to their continued employment through December 31, 2025.

Performance Category	Weight	Threshold	Target	Maximum	Payout as % of Weighted Target
Delta Milestones Achieve Delta program milestones related to preparing for commercial readiness by 2026, as well as support a safe entry of the Delta spaceships	50%				50%
Free Cash Flow Manage free cash flow budget to support programmatic Delta milestones in 2024	50%				55.5%
Total	100%	50% Payout	100% Payout	200% Payout	105.5%
The following table sets forth the dollar-denominated values of the RSUs and LTIP granted to our named executive officers in 2024. The number of RSUs subject to each award is determined by dividing the dollar-denominated value by our average closing price over the 20-day period prior to and including the grant date. As such, the dollar-denominated values of these awards are not equal to the accounting grant-date fair value of the awards, which we are required to disclose in the “Summary Compensation Table” later in this

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Proxy Statement. The 2024 RSUs will be settled in cash based on the share price on the payment date, and the 2024 LTIP is a cash performance award given the constraints of our share reserve.

Named Executive Officer	2024 RSUs	2024 LTIP	Total 2024 LTI Value
Michael Colglazier	$3,000,000	$3,000,000	$6,000,000
Doug Ahrens	$2,475,000	$825,000	$3,300,000
Aparna Chitale	$937,500	$312,500	$1,250,000
Sarah Kim	$825,000	$275,000	$1,100,000
Alistair Burns(1)	$400,400	$—	$400,400
(1)Mr. Burns' 2024 RSU awards were forfeited in connection with his resignation in November 2024.

•Mr. Burns' Retention RSU Award. In addition, in August 2024, we granted to Mr. Burns a one-time retention award covering 20,000 RSUs. The award was scheduled to vest in full on the second anniversary of the grant date. Mr. Burns forfeited this award in connection with his resignation in November 2024.

On June 14, 2024, we effected the Reverse Stock Split. All shares of our common stock, equity awards, per-share data and related information included in this Proxy Statement have been adjusted to reflect the Reverse Stock Split.

Outstanding LTI Awards
In 2022 and 2023, we granted performance stock units ("PSUs") to the NEOs which are earned upon achieving various stock price hurdles over a three-year performance period. The 2022 PSU performance period ended March 16, 2025 for other NEOs and March 17, 2025 for the CEO, respectively, and none of the stock price hurdles were attained, resulting in zero payout. The threshold hurdle was a 5% stock price compounded annual growth rate, which we did not achieve.
Additionally, to further align the CEO's interests to our stockholders' interests, in 2022 we granted him performance stock options (“PSOs”) with various stock price hurdles to be achieved over a four-year performance period.
As of December 31, 2024, none of the 2022 PSO and 2023 PSU stock price hurdles has been achieved, and therefore are tracking at zero payout, which reinforces our pay-for-performance philosophy.

Employee Benefits and Perquisites
Health/Welfare Plans. In 2024, the NEOs had the opportunity to participate in the same health and welfare plans and retirement plan as provided by the Company to other executive officers.

Retirement Plans. In 2024, the NEOs participated in our 401(k) retirement savings plan (the “401(k) Plan”). The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits through contributions to the 401(k) Plan. In 2024, contributions made by participants in the 401(k) Plan were matched up to a specified percentage of the employee contributions on behalf of the NEOs. These matching contributions are fully vested after one year of employment with the Company.

Perquisites. We offer financial and tax planning for our NEOs to address the complex tax and financial situations that may exist. It is paid by the Company, treated as imputed income to the executive, and is not grossed-up for tax purposes.

Severance and Change in Control-Based Compensation
We have entered into employment agreements with each of our named executive officers that provides for severance upon a termination of employment without cause or for good reason. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for our executive officers and that providing protections to our executive officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to the Company in all situations. These are described and quantified below under “Potential Payments Upon Termination or Change in Control.”

Executive Compensation Governance Components
Stock Ownership Guidelines
In March 2022, the Compensation Committee adopted stock ownership guidelines for our executive officers at the level of Executive Vice President and above and non-employee directors. Our executive officers and non-employee directors are expected to acquire and hold shares of our common stock with a market value equal to a multiple of their base salary (or annual retainer, for non-employee directors), as indicated in the table below, within five years of service in their position. Our stock ownership policy more closely aligns the interests of our executive officers and non-employee directors with the interests of our stockholders and exposes our executive

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officers and non-employee directors to downside equity performance risk. Our Compensation Committee will review compliance with our stock ownership policy at least once a year.

Shares counted towards compliance include actual shares owned and unvested RSUs. Shares subject to outstanding and unexercised stock options or warrants, performance-based equity incentive awards and all other derivative securities do not count toward compliance.

Position	Salary/Cash Retainer Multiple Threshold ($)
CEO	5x
Presidents and Executive Vice Presidents	3x
Non-Employee Board of Directors	5x
Clawback Policy
In light of rules issued by the Securities and Exchange Commission and the New York Stock Exchange regarding clawback policies that went into effect in 2023, we adopted the Policy for Recovery of Erroneously Awarded Compensation to (i) cover both current and former Section 16 officers, (ii) apply to both “Big R” and “little r” restatements and (iii) remove the Board’s discretion to determine whether to enforce the clawback policy and the amount recoverable.

In addition, we continue to maintain a clawback policy that applies to equity awards and other incentive compensation awarded to executive officers granted after May 2022. The Compensation Committee has discretion to apply the clawback policy to recover covered incentive compensation in all of the events described below.

Events that Trigger Action	Covered Compensation
Misconduct resulting in a material accounting restatement.	Excess amount of incentive award paid within three years before restatement date.
Intentional misconduct resulting in the miscalculation and/or misrepresentation of the achievement of non-financial performance objectives.	Excess amount of incentive award paid within three years before achievement of performance objectives is re-determined.
Material misconduct which results or could result in reputational harm or financial loss to the Company.	Awards paid within three years before or after the misconduct event.
Insider Trading Compliance Policy
Our Board of Directors has adopted an Insider Trading Compliance Policy applicable to our directors, officers, employees, and other covered persons that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the New York Stock Exchange listing standards. It is also the Company’s policy to comply with U.S. insider trading laws and regulations, including with respect to transactions in our own securities.

Anti-Hedging/Pledging Policy
Our Insider Trading Compliance Policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities. The policy also prohibits pledging our securities to secure margin or other loans.
Tax and Accounting Considerations
As a general matter, our Board of Directors and the Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.
Code Section 409A
Section 409A of the Code, or “Section 409A,” requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G
Section 280G of the Code, or “Section 280G,” disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and

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acceleration of vesting from long-term incentive plans, including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, our Board of Directors or Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, our Board of Directors or Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or “ASC Topic 718,” for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date fair value of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, RSUs and PSUs under our Second A&R Plan are accounted for under ASC Topic 718. Our Board of Directors or Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plan and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee of the Board of Directors:
Diana Strandberg (Chair)
Henio Arcangeli, Jr.
Craig Kreeger
The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

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Executive Compensation Tables
Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2024, 2023, and 2022.

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Colglazier Chief Executive Officer and President	2024	1,000,000	—	2,931,004	—	1,665,625	42,077	5,638,706
	2023	1,000,000	—	5,243,644	—	1,457,500	32,872	7,734,016
	2022	1,000,000	—	6,818,252	2,000,000	925,000	38,616	10,781,868
Doug Ahrens Chief Financial Officer and Treasurer	2024	615,346	—	2,418,080	—	763,830	40,090	3,837,346
	2023	585,461	—	3,176,442	—	670,000	40,254	4,472,157
	2022	540,346	—	3,435,354	1,000,000	450,000	56,235	5,481,935
Aparna Chitale Chief People Officer and Executive Vice President, Customer Operations	2024	464,615	—	915,926	—	462,480	21,446	1,864,467
	2023	436,538	—	1,210,081	—	440,000	20,498	2,107,117
	2022	400,000	—	1,145,128	—	285,000	21,056	1,851,184
Sarah Kim Executive Vice President, Chief Legal Officer and Corporate Secretary	2024	409,500	—	806,004	—	406,392	21,347	1,643,243
	2023	400,000	—	—	—	339,200	20,430	759,630
	2022	23,077	150,000	1,305,308	—	—	1,385	1,479,770
Alistair Burns Former Senior Vice President, Chief Information Officer	2024	339,404	—	519,570	—	—	21,519	880,493
	2023	360,231	—	329,539	—	212,212	20,944	922,926
	2022	343,269	—	337,617	—	146,335	18,617	845,838
(1)The amounts shown in this column represent the grant date fair value of RSUs and PSUs awarded to the named executive officers in the applicable year, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of forfeitures as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU and PSU awards made to executives in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The RSUs granted in 2024 are expected to be settled in cash. We are not required to disclose the 2024 LTIP awards in the Summary Compensation Table in the year of grant; instead, they will be disclosed as “Non-Equity Incentive Plan Compensation” in the year of vesting (2025).
(2)With respect to 2024, the amounts shown represent the aggregate annual performance-based cash incentives earned under our 2024 Executive Annual Incentive Program, based upon the achievement of certain Company metrics and individual performance goals. The fiscal 2024 achievement for each named executive officer is described above in the section titled “Annual Incentive Program.”
(3)For 2024, amounts in this column include the amounts set forth in the table below:

Named Executive Officer	401(k) Plan Contribution ($)	Group Term Life Premium ($)	Financial Services ($)
Michael Colglazier	20,700	4,902	16,475
Doug Ahrens	20,700	2,915	16,475
Aparna Chitale	20,700	746	—
Sarah Kim	20,700	647	—
Alistair Burns	20,700	819	—

2025 Proxy Statement	49

Executive Compensation
Grants of Plan-Based Awards in Fiscal 2024

			Estimated Future Payout Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Award type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael Colglazier	Annual RSU	3/13/2024	—	—	—	86,206	2,931,004
	LTIP awards(2)	3/13/2024	1,500,000	3,000,000	6,000,000	—	—
	Annual cash(3)	3/13/2024	625,000	1,250,000	2,500,000	—	—
Doug Ahrens	Annual RSU	3/13/2024	—	—	—	71,120	2,418,080
	LTIP awards(2)	3/13/2024	412,500	825,000	1,650,000	—	—
	Annual cash(3)	3/13/2024	155,250	621,000	1,242,000	—	—
Aparna Chitale	Annual RSU	3/13/2024	—	—	—	26,939	915,926
	LTIP awards(2)	3/13/2024	156,250	312,500	625,000	—	—
	Annual cash(3)	3/13/2024	94,000	376,000	752,000	—	—
Sarah Kim	Annual RSU	3/13/2024	—	—	—	23,706	806,004
	LTIP awards(2)	3/13/2024	137,500	275,000	550,000	—	—
	Annual cash(3)	3/13/2024	82,600	330,400	660,800	—	—
Alistair Burns	Annual RSU	3/13/2024	—	—	—	11,505	391,170
	One-time retention RSU	8/28/2024	—	—	—	20,000	128,400
	Annual cash(3)(4)	3/13/2024	45,500	182,000	364,000	—	—
(1)Amounts shown in this column represent the grant date fair value of RSUs awarded to the named executive officers in fiscal year 2024, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of forfeitures as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all stock awards made to executives in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The RSUs vest as 50% of the underlying shares on the first anniversary of the grant date and the remaining 50% of the underlying shares on the second anniversary of the grant date, and are expected to be settled in cash. The one-time retention RSU award granted to Mr. Burns would have fully vested on the second anniversary of the grant date. Mr. Burns forfeited the annual RSU award and one-time retention RSU award in connection with his resignation in November 2024.
(2)The amounts shown represent potential payouts for LTIP awards granted to the named executive officers in 2024. The payout for the 2024 LTIP award is determined based on performance against critical Delta program milestones and Free Cash Flow management goals. The 2024 LTIP awards have a one-year performance period ending December 31, 2024, plus a one-year additional service vesting period and are to be settled in cash.
(3)The amounts shown represent potential payouts for fiscal year 2024 to our named executive officers under the 2024 Executive Annual Incentive Program. The target amount is based on a percentage of the individual’s fiscal year 2024 base salary. For further discussion of the 2024 annual bonuses, see the section titled “Annual Incentive Program.”
(4)Mr. Burns was not employed as of December 31, 2024 and therefore was not entitled to a 2024 bonus.

50	Virgin Galactic Holdings, Inc.

Executive Compensation
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
The following is a description of the employment agreements we have entered into with our named executive officers.
General Description of Employment Agreements
Each agreement will continue until terminated in accordance with its terms, and provides for an annual base salary, target annual bonus and eligibility to participate in customary health, welfare and fringe benefit plans, provided by the Company to its executive officers.
The employment agreements also contain customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced, so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to the executive.
Michael Colglazier Employment Agreement
On July 10, 2020, we entered into an employment agreement with Mr. Colglazier. Mr. Colglazier’s service pursuant to the employment agreement will continue for a period of five years, unless earlier terminated in accordance with its terms. Pursuant to his employment agreement, Mr. Colglazier serves as the Chief Executive Officer and President of the Company and reports directly to the Company’s Board of Directors. During the employment period, the Company is obligated to cause Mr. Colglazier to be nominated to stand for election to the Board of Directors, unless an event constituting “cause” has occurred and not been cured or Mr. Colglazier has issued a termination notice.
Under the employment agreement, Mr. Colglazier is entitled to receive an initial annual base salary of $1,000,000, subject to annual review by the Board of Directors or a subcommittee thereof and to increase in its discretion, and is eligible to receive an annual performance bonus targeted at 100% of his then-current annual base salary, ranging from a minimum threshold of 50% to a maximum of 150% based on whether performance objectives are achieved. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board of Directors or a subcommittee thereof.
Mr. Colglazier also received a one-time cash bonus equal to $1,000,000, one-half paid following his employment start date and one-half paid following the first anniversary of his employment start date. In addition, Mr. Colglazier (i) was entitled to receive reimbursement of (or Company-paid) legal fees of $15,000 in connection with the negotiation of his employment agreement and (ii) subject to availability, will be entitled to join a spaceflight in connection with the performance of his duties (on a tax grossed-up basis to him) and may invite three guests to join a spaceflight.
In connection with joining our Company, effective as of Mr. Colglazier’s employment start date we granted to Mr. Colglazier a stock option to purchase 500,000 shares, an award of RSUs covering 70,000 shares and an additional award of RSUs covering 500,000 shares. These shares are reflected on a pre-Reverse Stock Split basis.
Mr. Colglazier’s stock option is scheduled to vest and become exercisable in substantially equal monthly installments over the 60 months following his employment start date, subject to his continued service. The two RSU awards have vested in full.
Mr. Colglazier remains eligible to receive a discretionary annual equity award; provided, that Mr. Colglazier is not entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee’s discretion and approval. Mr. Colglazier has agreed to receive the award in the form of a long-term incentive award that can be granted in the form of cash or equity.
Doug Ahrens Employment Agreement
On February 22, 2021, we entered into an employment agreement with Mr. Ahrens. Pursuant to his employment agreement, beginning on March 1, 2021, Mr. Ahrens serves as Chief Financial Officer and Treasurer of the Company and reports directly to the Chief Executive Officer of the Company. Mr. Ahrens’ service pursuant to the employment agreement will continue until terminated in accordance with its terms.
Under the employment agreement, Mr. Ahrens is entitled to receive an initial annual base salary of $525,000, subject to increase by the Board or a subcommittee thereof in its discretion, and is eligible to receive an annual performance bonus targeted at 100% of his then-current annual base salary. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board or a subcommittee thereof. Mr. Ahrens was entitled to receive reimbursement for expenses incurred in connection with his relocation to Tustin, California, and for up to $10,000 for legal fees incurred in connection with the negotiation of the employment agreement.

2025 Proxy Statement	51

Executive Compensation
In connection with joining our Company, we granted to Mr. Ahrens an award of RSUs with a dollar-denominated value of $1,000,000, as well as an additional award of RSUs with a dollar-denominated value of $2,500,000, each of which has vested in full.
Mr. Ahrens remains eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $2,500,000; provided, that Mr. Ahrens is not entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee’s discretion and approval. Mr. Ahrens has agreed to receive the award in the form of a long-term incentive award that can be granted in the form of cash or equity.
Aparna Chitale Employment Agreement
On September 11, 2021, we entered into an employment agreement with Ms. Chitale. Pursuant to her employment agreement, beginning on September 30, 2021, Ms. Chitale serves as Chief People Officer and Executive Vice President, Customer Operations of the Company and reports directly to the Chief Executive Officer of the Company. Ms. Chitale’s service pursuant to the employment agreement will continue until terminated in accordance with its terms.
Under the employment agreement, Ms. Chitale is entitled to receive an initial annual base salary of $400,000, subject to increase by the Board or a subcommittee thereof in its discretion and is eligible to receive an annual performance bonus targeted at 80% of her then-current annual base salary. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board or a subcommittee thereof.
Ms. Chitale received a one-time cash bonus equal to $300,000 and was entitled to receive a gross-up payment in an amount equal to the aggregate federal, state and local taxes actually imposed on Ms. Chitale for such bonus (calculated at Ms. Chitale’s then-applicable marginal tax rate).
In connection with joining our Company, we granted to Ms. Chitale an award of RSUs with a dollar-denominated value of $500,000, which has vested in full.
In addition, Ms. Chitale was granted an equity award with a dollar-denominated value of $1,000,000, 75% of which was granted in the form of RSUs and 25% of which was granted in the form of PSUs. The Chitale Initial RSU Award vests as to 25% of the RSUs subject to the award on the 12-month anniversary of Ms. Chitale’s employment start date and as to the remaining 75% in substantially equal quarterly installments over the following 12 quarters. The Chitale Initial PSU Award did not achieve its performance objectives, resulting in zero payout.
Ms. Chitale remains eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $1,000,000; provided, that Ms. Chitale is not entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee’s discretion and approval. Ms. Chitale has agreed to receive the award in the form of a long-term incentive award that can be granted in the form of cash or equity.
Sarah Kim Employment Agreement
On October 24, 2022, we entered into an employment agreement with Ms. Kim. Pursuant to her employment agreement, beginning on December 5, 2022, Ms. Kim serves as Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company and reports directly to the Chief Executive Officer of the Company. Ms. Kim’s service pursuant to the employment agreement will continue until terminated in accordance with its terms.
Under the employment agreement, Ms. Kim is entitled to receive an initial annual base salary of $400,000, subject to increase by the Board or a subcommittee thereof in its discretion, and, beginning in calendar year 2023, is eligible to receive an annual performance bonus targeted at 80% of her then-current annual base salary. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board or a subcommittee thereof.
Ms. Kim received a one-time cash bonus equal to $150,000, less applicable withholdings and deductions. In the event that Ms. Kim voluntarily terminated her employment for any reason prior to December 5, 2024, then within 90 days of such termination, she would have been required to repay to the Company an amount equal to $150,000 multiplied by a fraction, the numerator of which is 731 less the number of days during which Ms. Kim was employed by our Company, and the denominator of which is 731. The Company was authorized to offset and reduce any amounts otherwise due to Ms. Kim for any amounts she must repay to the Company as described above.
In connection with joining our Company, we granted to Ms. Kim an award of RSUs with a dollar-denominated value of $225,000, which has vested in full.
In addition, Ms. Kim was granted an equity award with a dollar-denominated value of $1,000,000, 75% of which was granted in the form of RSUs (the “Kim Initial RSU Award”) and 25% of which was granted in the form of PSUs (the “Kim Initial PSU Award”). The Kim Initial RSU Award vested as to 25% of the RSUs subject to the award on the 12-month anniversary of Ms. Kim’s employment start date and

52	Virgin Galactic Holdings, Inc.

Executive Compensation
as to the remaining 75% in substantially equal quarterly installments over the following 12 quarters. The Kim Initial PSU Award did not achieve its performance objectives and will result in zero payout. The vesting of each of Ms. Kim's awards are subject to her continued service through the applicable vesting date.
Ms. Kim remains eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $1,000,000; provided, that Ms. Kim is not entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee’s discretion and approval. Ms. Kim has agreed to receive the award in the form of a long-term incentive award that can be granted in the form of cash or equity.
Alistair Burns Offer Letter
On October 6, 2020, we entered into an offer letter with Mr. Burns. Pursuant to his offer letter, Mr. Burns served as the Senior Vice President, Chief Information Officer of our Company, commencing as of November 16, 2020. Under the offer letter, Mr. Burns was entitled to receive an initial annual base salary of $325,000, and an annual performance bonus targeted at 35% of his then-current annual base salary. The actual amount of any such bonus was determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Company’s Board of Directors or a subcommittee thereof.
Mr. Burns resigned as our Senior Vice President, Chief Information Officer effective in November 2024.

2025 Proxy Statement	53

Executive Compensation
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024, other than Mr. Burns, who resigned in November 2024 and therefore did not hold any outstanding equity awards as of December 31, 2024. Unless otherwise specified, all outstanding equity incentive plan awards were granted pursuant to our Second A&R Plan.

	Option Awards									Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Performance Options Exercisable (#)	Number of Securities Underlying Unexercised Performance Options Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael Colglazier	07/20/2020	22,068	2,932	(3)	—	—		$459.60	07/20/2030	—		—	—	—
	03/24/2021	—	—		—	—		—	—	407	(5)	2,393	—	—
	03/17/2022	—	—		—	5,071	(4)	$179.80	03/17/2032	—		—	—	—
	03/17/2022	—	—		—	—		—	—	—		—	3,949	23,220
	03/17/2022	—	—		—	—		—	—	7,403	(5)	43,530	—	—
	03/16/2023	—	—		—	—		—	—	20,455	(5)	120,275	—	—
	03/16/2023	—	—		—	—		—	—	—		—	6,061	35,639
	03/13/2024	—	—		—	—		—	—	86,206	(6)	506,891	—	—
Doug Ahrens	03/01/2021	—	—		—	—		—	—	156	(5)	917	—	—
	03/16/2022	6,944	3,157	(7)	—	—		$159.80	03/16/2032	—		—	—	—
	03/16/2022	—	—		—	—		—	—	—		—	2,264	13,312
	03/16/2022	—	—		—	—		—	—	4,244	(5)	24,955	—	—
	03/16/2023	—	—		—	—		—	—	12,391	(5)	72,859	—	—
	03/16/2023	—	—		—	—		—	—	—		—	3,671	21,585
	03/13/2024	—	—		—	—		—	—	71,120	(6)	418,186	—	—
Aparna Chitale	09/30/2021	—	—		—	—		—	—	283	(5)	1,664	—	—
	03/16/2022	—	—		—	—		—	—	—		—	755	4,439
	03/16/2022	—	—		—	—		—	—	1,415	(5)	8,320	—	—
	03/16/2023	—	—		—	—		—	—	4,720	(5)	27,754	—	—
	03/16/2023	—	—		—	—		—	—	—		—	1,399	8,226
	03/13/2024	—	—		—	—		—	—	26,939	(6)	158,401	—	—
Sarah Kim	12/05/2022	—	—		—	—		—	—	3,635	(5)	21,374	—	—
	12/05/2022	—	—		—	—		—	—	—		—	1,212	7,127
	03/13/2024	—	—		—	—		—	—	23,706	(6)	139,391	—	—
(1)The market value of shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($5.88) as reported on the NYSE on December 31, 2024, the last trading day of the year.
(2)The PSUs vest upon the achievement of certain milestones, subject to continued service through the performance measurement period. The number of PSUs granted in 2022 and 2023 represent the threshold number of PSUs that are eligible to vest as of December 31, 2024. The 2022 PSU performance period ended in March 2025 and none of the stock price hurdles were attained, resulting in zero payout. For additional information about the PSUs, see the section titled “Long-Term Incentive Program.”
(3)This stock option vests and becomes exercisable in substantially equal monthly installments over the 60-month period following Mr. Colglazier’s employment commencement date, July 20, 2020, subject to continued service through the applicable vesting date.
(4)This performance stock option will vest and become exercisable upon the achievement of certain milestones over the four-year performance period from the date of grant, subject to continued service through the applicable vesting date. The number of PSOs shown in the table above represent the threshold number of performance stock options that are eligible to vest as of December 31, 2024. For additional information about the performance stock options, see the section titled “Long-Term Incentive Program.”
(5)This RSU award is scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to the remaining 75% of the underlying shares, in substantially equal quarterly installments over the following 12 quarters, subject to continued service through the applicable vesting date.
(6)This RSU award is scheduled to vest as to 50% of the underlying shares on the first anniversary of the grant date and the remaining 50% of the underlying shares on the second anniversary of the grant date. Upon vesting, the awards are expected to be settled in cash.
(7)This stock option vests and becomes exercisable with respect to 25% of the shares underlying the option on the first anniversary of the grant date, and as to the remaining 75% of the underlying shares, in substantially equal quarterly installments over the following 12 quarters, subject to continued service through the applicable vesting date.

54	Virgin Galactic Holdings, Inc.

Executive Compensation
2024 Option Exercises and Stock Vested
The following table shows the number of shares of common stock acquired by each named executive officer during 2024 upon the vesting of RSUs during 2024. None of the NEOs exercised stock options during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael Colglazier	28,159	567,651
Doug Ahrens	13,665	282,484
Aparna Chitale	5,185	106,038
Sarah Kim	1,817	27,973
Alistair Burns	2,454	54,873
(1)Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.
Potential Payments upon Termination or Change in Control
In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our named executive officers upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with the Company occurred on December 31, 2024 and, where relevant, that a change of control of the Company occurred on December 31, 2024. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the named executive officers during their employment that are available to all salaried employees, such as accrued vacation.
We have entered into certain agreements with each of our named executive officers that provide our named executive officers with severance protections. The employment agreements provide that the named executive officers will be eligible for severance benefits in certain circumstances following a termination of employment without cause or with good reason, whether or not in connection with a change in control.
Under his employment agreement, if Mr. Colglazier experiences a “qualifying termination” of employment, then, in addition to any accrued amounts, he will be entitled to receive the following severance payments and benefits:
•a cash severance amount equal to the sum of (i) his annual base salary then in effect and (ii) his target annual bonus;
•pro-rated annual bonus for the year of termination;
•Company-subsidized healthcare coverage for 12 months after the termination date;
•accelerated vesting of any then-outstanding Company equity awards that vest based solely on the passage of time. The accelerated vesting will cover the number of shares or RSUs that would have vested during the 12-month period following the termination date; and
•continued opportunity to receive the spaceflight described above (but not if his employment terminates due to his death or disability).
However, if a qualifying termination of Mr. Colglazier’s employment occurs on or within 24 months following a “change in control” (as defined in the Second A&R Plan), then Mr. Colglazier instead will be entitled to receive the following severance payments and benefits:
•a cash severance amount equal to 2.0 times the sum of (a) Mr. Colglazier’s annual base salary then in effect and (b) his target annual bonus amount;
•pro-rated annual bonus for the year of termination;
•Company-subsidized healthcare coverage for 18 months after the termination date;
•full accelerated vesting of all outstanding and unvested time-based vesting equity awards; and
•continued opportunity to receive the spaceflight described above (but not if his employment terminates due to his death or disability).
As defined in Mr. Colglazier’s employment agreement, a “qualifying termination” includes a termination of Mr. Colglazier’s employment (i) by the Company without “cause,” (ii) by Mr. Colglazier for “good reason” (as defined in the employment agreement), (iii) due to Mr. Colglazier’s death or disability or (iv) by reason of the Company’s non-renewal of the employment agreement at the end of its term.
Under the employment agreements for Mr. Ahrens and Mses. Chitale and Kim, if the executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the employment agreement) then, in addition to any accrued amounts, the executive will be entitled to receive the following severance payments and benefits:

2025 Proxy Statement	55

Executive Compensation
•a cash severance amount equal to the sum of (i) the executive’s annual base salary then in effect and (ii) the executive’s target annual bonus amount;
•for Ms. Kim only, the earned but unpaid annual bonus for the year prior to the year of termination;
•pro-rated annual bonus for the year of termination;
•Company-subsidized healthcare coverage for 12 months after the termination date; and
•accelerated vesting of any then-outstanding Company equity awards that vest based solely on the passage of time. The accelerated vesting will cover the number of shares or RSUs that would have vested during the 12-month period following the termination date.
However, if either such termination of employment occurs on or within 24 months following a change in control, then, in addition to any accrued amounts, the executive instead will be entitled to receive the following severance payments and benefits:
•a cash severance amount equal to 1.0 times (1.5 times for Mses. Chitale and Kim) the sum of (a) the executive’s annual base salary then in effect and (b) the executive’s target annual bonus amount;
•pro-rated annual bonus for the year of termination;
•Company-subsidized healthcare coverage for 12 months after the termination date (18 months for Ms. Kim); and
•full accelerated vesting of all outstanding and unvested time-based vesting equity awards.
Mr. Burns resigned in November 2024 and was not entitled to any payments or benefits in connection with his resignation.
The severance payments and benefits described above are subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality requirements.

Named Executive Officer		Qualifying Termination ($)	Change in Control with Qualifying Termination ($)
Michael Colglazier(1)	Cash Payments	3,915,625	6,165,625
	Vesting of Equity Awards	344,115	673,089
	Value of Benefits	32,598	48,896
	Total	4,292,338	6,887,610
Doug Ahrens	Cash Payments	2,005,830	2,005,830
	Vesting of Equity Awards	262,354	516,917
	Value of Benefits	35,952	35,952
	Total	2,304,136	2,558,699
Aparna Chitale	Cash Payments	1,308,480	1,731,480
	Vesting of Equity Awards	99,854	196,139
	Value of Benefits	32,598	32,598
	Total	1,440,932	1,960,217
Sarah Kim	Cash Payments	1,149,792	1,521,492
	Vesting of Equity Awards	80,380	160,765
	Value of Benefits	1,157	1,736
	Total	1,231,329	1,683,993
(1)Mr. Colglazier’s total does not include the value of the spaceflight opportunity.

56	Virgin Galactic Holdings, Inc.

Executive Compensation
Compensation Risk Assessment
In November 2024, Meridian completed a compensation risk assessment to assess whether the Company’s executive compensation program might encourage aggressive risk taking and reported its findings to the Compensation Committee. The assessment indicated that the Company’s executive and overall compensation pay practices do not encourage excessive or inappropriate risk taking and the Compensation Committee determined such policies or practices are not reasonably likely to have a material adverse effect on our business.
CEO Pay Ratio
We are providing the following information regarding the relationship of the annual total compensation of our median compensated employee to the annual total compensation of Michael Colglazier, our Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is consistent with the requirements of Item 402(u) of Regulation S-K.
For 2024, our last completed fiscal year:
•the annual total compensation of the employee who represents our median compensated employee (other than our Chief Executive Officer) was $169,027; and
•the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included above, was $5,638,706.
Based on this information, for 2024, our Chief Executive Officer’s ratio of annual total compensation to the median of the annual total compensation of all of our employees (other than the Chief Executive Officer) was 33 to 1.
We determined that, as of December 31, 2024, our employee population excluding our Chief Executive Officer consisted of 743 full-time employees. To identify the median employee from our employee population, we reviewed the annual total compensation of each of our employees in the same manner as calculated for the annual total compensation of our Chief Executive Officer.
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $169,027. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table included in this Proxy Statement.

2025 Proxy Statement	57

Pay Versus Performance
The following provides information about the relationship between executive compensation actually paid and certain financial performance measures of the Company, as determined in accordance with SEC rules. The following tables set forth information regarding compensation for our principal executive officers (“PEOs”) and average compensation related to our Non-PEO NEOs versus our Company performance for 2024, 2023, 2022, 2021 and 2020.

	Summary Compensation Table Total for Current PEO(1)(2)	Summary Compensation Table Total for Former PEO(1)(2)	Compensation Actually Paid to Current PEO(3)	Compensation Actually Paid to Former PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of Initial Fixed $100 Investment Based On:		Net Income(8)	Year End Stock Price(9)
Fiscal Year							Total Stockholder Return(6)	Peer Group Total Stockholder Return(7)
2024	$5,638,706	–	$(124,153)	–	$2,056,387	$375,879	$3	$46	$(346,740)	$5.88
2023	$7,734,016	–	$3,865,105	–	$2,065,458	$1,212,883	$21	$45	$(502,337)	$49.00
2022	$10,781,868	–	$(1,438,803)	–	$3,047,989	$535,128	$30	$45	$(500,152)	$69.60
2021	$7,405,794	–	$461,818	–	$2,839,648	$(1,535,598)	$116	$120	$(352,899)	$267.60
2020	$22,055,600	$14,679,129	$21,187,059	$20,884,791	$6,925,868	$7,172,507	$205	$195	$(644,887)	$474.60
(1)For 2020, Michael Colglazier (Current PEO) and George Whitesides (Former PEO) each served as principal executive officer (“PEO”) for a portion of the year, Mr. Whitesides from January 1, 2020 to July 19, 2020, and Mr. Colglazier from July 20, 2020 to December 31, 2020. For 2021 and after, Michael Colglazier served as the sole PEO of the Company.
(2)The dollar amounts reported in this column are the amounts of total compensation reported for the Company’s PEOs for each corresponding year in the “Total” column of the Summary Compensation Table for the applicable fiscal year.
(3)The dollar amounts reported in this column represent the amount of “compensation actually paid” to the Company’s PEO for the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the applicable PEO’s total compensation reported in the Summary Compensation Table for the applicable fiscal year to determine the compensation actually paid:

Year	Name of PEO	Reported Summary Compensation Table Total for PEO	[Less] Reported Value of Equity Awards(a)	[Plus] Equity Award Adjustments(b)	[Equals] Compensation Actually Paid to PEO(c)
2024	Michael Colglazier	$5,638,706	$2,931,004	$(2,831,855)	$(124,153)
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for 2024.
(b)The amounts deducted or added in calculating the equity award adjustments are set forth in the tables below. The fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the 2020, 2021, 2022, 2023 and 2024 fiscal years. Fair values as of each measurement date were determined using valuation assumptions and methodologies (including volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant in accordance with ASC Topic 718. For stock options, the grant-date fair values were estimated using Black-Scholes. For market-based restricted stock units, fair values were estimated using a Monte Carlo simulation model, using assumptions that are consistent with those used at grant. For other performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.
(c)No other adjustments were required to be made in calculating compensation actually paid.

Year	Name of PEO	[Plus] Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	[Plus] Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	[Plus] Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	[Plus] Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	[Less] Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	Total Equity Award Adjustments
2024	Michael Colglazier	$506,891	$(2,463,195)	$0	$(875,551)	$0	$(2,831,855)

58	Virgin Galactic Holdings, Inc.

Pay Versus Performance
(4)The dollar amounts reported in this column represent the average of the amounts reported for our NEOs (excluding persons serving as PEOs) (collectively, the “Non-PEO NEOs”) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs (included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023 and 2024, Doug Ahrens, Aparna Chitale, Sarah Kim, and Alistair Burns; (ii) for 2022, Doug Ahrens, Aparna Chitale, Sarah Kim, Alistair Burns, Swami Iyer, and Michael Moses; (iii) for 2021, Doug Ahrens, Michelle Kley, Michael Moses, Swami Iyer, and Jonathan Campagna; and (iv) for 2020, Jonathan Campagna, Michael Moses, Michelle Kley, and Enrico Palermo.
(5)The dollar amounts reported in this column represent the average “compensation actually paid” to the non-PEO NEOs for the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the non-PEO NEOs reported in the Summary Compensation Table for the applicable fiscal year, as follows:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	[Less] Reported Value of Equity Awards(a)	[Plus] Equity Award Adjustments(b)	[Equals] Average Compensation Actually Paid to Non-PEO NEOs
2024	$2,056,387	$1,164,895	$(515,613)	$375,879
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	[Plus] Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	[Plus] Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	[Plus] Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	[Plus] Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	[Less] Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	Total Equity Award Adjustments
2024	$178,995	$(477,952)	$0	$(177,909)	$(38,747)	$(515,613)
(6)Represents cumulative Total Stockholder Return (“TSR”) of our common stock for the periods presented.
(7)Represents weighted peer group cumulative TSR of the compensation peer group for the applicable year, as further described in this footnote (the “Compensation Peer Group,” weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Our Compensation Peer Group for 2024 was comprised of the following companies:

•Archer Aviation Inc. •Curtiss-Wright Corporation •Fisker Inc. •Joby Aviation, Inc. •Kratos Defense & Security Solutions, Inc.	•Lucid Group, Inc. •Lyft, Inc. •Mercury Systems, Inc. •Moog Inc. •Nikola Corporation	•Peloton Interactive, Inc. •Sonos, Inc. •Sunrun Inc. •Vail Resorts, Inc. •Wheels Up Experience Inc.
Our Compensation Peer Group for 2023 was comprised of the following companies:

•Aerojet Rocketdyne Holdings, Inc. •Curtiss-Wright Corporation •Fisker Inc. •Hyliion Holdings •Joby Aviation, Inc. •Kratos Defense & Security Solutions, Inc.	•Lordstown Motors Corp. •Lyft, Inc. •Maxar Technologies Inc. •Mercury Systems, Inc. •Moog Inc. •Nikola Corporation	•Peloton Interactive, Inc. •Sunrun Inc. •Vail Resorts, Inc. •Velodyne Lidar, Inc. •Wynn Resorts, Limited
Our Compensation Peer Group for 2022 and 2021 was comprised of the following companies:

•Aerojet Rocketdyne Holdings, Inc. •Brunswick Corporation •Curtiss-Wright Corporation •DraftKings Inc. •Fisker Inc. •Hyliion Holdings	•Kratos Defense & Security Solutions, Inc. •Lordstown Motors Corp. •Lyft, Inc. •Maxar Technologies Inc. •Mercury Systems, Inc. •Moog Inc.	•Nikola Corporation •Peloton Interactive, Inc. •Sunrun Inc. •Vail Resorts, Inc. •Velodyne Lidar, Inc. •Wynn Resorts, Limited

2025 Proxy Statement	59

Pay Versus Performance
Our Compensation Peer Group for 2020 was comprised of the following companies:

•Aerojet Rocketdyne Holdings, Inc. •AeroVironment, Inc. •Appfolio, Inc. •Axon Enterprise, Inc. •Cloudera, Inc. •Cognex Corporation •Coherent, Inc.	•Cubic Corporation •Emergent Biosolutions, Inc. •FireEye, Inc. •FLIR Systems, Inc. •HEICO Corporation •II-VI Incorporated •Kratos Defense & Security Solutions, Inc.	•Mercury Systems, Inc. •National Instruments Corp. •Proofpoint, Inc. •PROS Holdings, Inc. •PTC Therapeutics, Inc. •Rogers Corporation
(8)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year (in thousands).
(9)The PSUs granted to our NEOs in 2023 are eligible to vest based on the achievement of stock price goals measured based on the average of our stock price over a 20-trading-day trailing average during a three-year performance period. As such, Year-End Stock Price is the most important financial performance measure used by the Company to link compensation actually paid to our NEOs for the fiscal years ended December 31, 2024 to our performance. The Year-End Stock Prices for 2020-2023 have been adjusted to reflect the Reverse Stock Split.
Description of Relationship Between NEO Compensation Actually Paid and TSR Performance
The Pay versus Performance Table demonstrates the link between Compensation Actually Paid (“CAP”) and Company performance. As demonstrated by the following graph, the CAP to our PEOs and the average amount of CAP to our other NEOs as a group during the periods presented were aligned with our cumulative TSR over the period presented. CAP generally decreases when our TSR decreases. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

COMPENSATION ACTUALLY PAID VERSUS TSR

$25
$20
$15
$10
$5
$0
-$5
Compensation Actually Paid ($M)
$250
$200
$150
$100
$50
$0
Cumulative TSR (Value of Initial $100 Investment)
$20.88
$21.19
$7.17
$0.46
($1.54)
($1.44)
$0.54
$3.87
$1.21
($0.12)
$0.38
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
CAP - Former PEO ($M)
CAP - Current PEO ($M)
CAP - NEOs ($M)
Virgin Galactic
Prior Peer Group TSR
Peer Group TSR

60	Virgin Galactic Holdings, Inc.

Pay Versus Performance
Description of Relationship Between NEO Compensation Actually Paid and Net Income
The graph below shows the relationship between the CAP to our PEOs and the average amount of CAP to our other NEOs as a group during the periods presented with the Company’s net income over the periods presented. As a limited-revenue company, our net income is negative for the periods presented.

COMPENSATION ACTUALLY PAID VERSUS NET INCOME (IN $MILLIONS)

$25
$20
$15
$10
$5
$0
-$5
Compensation Actually Paid ($M)
$0
($100)
($200)
($300)
($400)
($500)
($600)
($700)
Net Income ($M)
$20.88
$21.19
$7.17
($645)
($353)
$0.46
($1.54)
($500)
($1.44)
$0.54
$3.87
($502)
$1.21
($347)
($0.12)
$0.38
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
CAP - Former PEO ($M)
CAP - Current PEO ($M)
CAP - NEOs ($M)
Virgin Galactic Net Income

2025 Proxy Statement	61

Pay Versus Performance
Description of Compensation Actually Paid and Year-End Stock Price
Year-end stock price is the company-selected measure because stock price (hurdles) is the metric currently used in our PSU program. The graph below shows the relationship between CAP paid to our PEOs and the average amount of CAP to our other NEOs as a group during the periods presented with our year-end stock price in each of the periods presented (adjusted to reflect the Reverse Stock Split). CAP is aligned with our year-end stock price over the periods presented. CAP generally decreases when our stock price decreases.

COMPENSATION ACTUALLY PAID VERSUS YEAR END STOCK PRICE

$25
$20
$15
$10
$5
$0
-$5
Compensation Actually Paid ($M)
$500.00
$400.00
$300.00
$200.00
$100.00
$0.00
Year End Stock Price
$474.60
$20.88
$21.19
$7.17
$267.60
$0.46
($1.54)
$69.60
$0.54
($1.44)
$3.87
$1.21
$49.00
$0.38
($0.12)
$5.88
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
CAP - Former PEO ($M)
CAP - Current PEO ($M)
CAP - NEOs ($M)
Virgin Galactic Stock Price

Fiscal 2024 Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs in fiscal 2024 to Company performance. The measures in this table are not ranked.

Most Important Performance Measures:
Year-End Stock Price
Annual Spending
Free Cash Flow

62	Virgin Galactic Holdings, Inc.

Proposal No. 4:
Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
Introduction
On April 10, 2025, our Board adopted the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the “Third A&R Plan”), which amends and restates the Second A&R Plan. The Third A&R Plan (i) increases the aggregate number of shares reserved for issuance under the Second A&R Plan by 5,500,000 shares, (ii) increases the aggregate number of shares which may be granted as incentive stock options (“ISOs”) under the Second A&R Plan by 5,500,000 shares, and (iii) extends the right to grant awards under the Second A&R Plan through June 5, 2035.
The Third A&R Plan is subject to stockholder approval. If approved by our stockholders, the Third A&R Plan will become effective as of the date of this Annual Meeting (the “Third A&R Plan Effective Date”). The Board recommends that you vote “FOR” the approval of the Third A&R Plan.
Why Stockholders Should Vote to Approve the Third A&R Plan
The Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the “Original Plan”) was adopted by our Board and approved by our stockholders on October 25, 2019 in connection with the Virgin Galactic Business Combination. The Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the "A&R Plan"), which amended and restated the Original Plan, was adopted by our Board on April 21, 2023 and approved by our stockholders on June 8, 2023. The Second A&R Plan, which amended and restated the A&R Plan, was adopted by our Board on April 18, 2024 and approved by our stockholders on June 12, 2024. We are asking our stockholders to approve the Third A&R Plan because we believe the availability of an adequate reserve of shares for grants under the A&R Plan is an integral part of our compensation program, as it helps promote share ownership and alignment with our stockholders. If the Third A&R Plan is not approved, we believe the foregoing objectives will be adversely affected.
•Align Eligible Participants and Our Stockholders. The majority of our executive compensation program consists of at-risk, long-term incentive compensation. If we don't have sufficient shares to grant, we cannot align our employees' LTI with the interests of our stockholders and promote a share ownership culture. Our non-employee directors also receive a large portion of their compensation in the form of RSUs, which aligns their interests with those of our stockholders. Our inability to continue to grant equity compensation will impact our ability to deliver our pay philosophy.
•Remain Market Competitive. We believe our future success depends on our ability to motivate and retain high quality talent, and the ability to continue to provide equity-based incentives is critical to achieving this success as we compete for talent in our industry and adjacent industries. Without having the ability to grant equity compensation, we will not be able to remain competitive for talent in our industry.
•Minimize Cash Compensation Spend. While the Company could increase cash compensation if it is unable to grant equity compensation, any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business.

2025 Proxy Statement	63

Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
•Potential Dilution Implications: In addition to the objectives summarized above, we carefully manage our long-term stockholder dilution, share usage and equity compensation expense by limiting the number of equity awards granted annually and closely evaluating eligible plan participants. Our Board believes that the proposed share reserve represents a reasonable amount of potential dilution to accommodate our strategic priorities, and that the benefits to our stockholders from equity awards to our employees, non-employee directors and consultants outweigh the potential dilutive effect of grants made under the Third A&R Plan. For illustrative purposes, if 5,500,000 shares were made available for grant under the Third A&R Plan as of December 31, 2024, the potential cumulative impact would be 17.8%, which is calculated based on the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled, (2) the number of shares available to be granted under our equity compensation plans, and (3) proposed new share request, divided by the sum of (i) the total common shares outstanding, (ii) the number of shares subject to equity awards outstanding but not exercised or settled, (iii) the number of shares available to be granted under our equity compensation plans, and (iv) proposed new share request. We have excluded cash settled RSUs and LTIP awards from the dilution impact because these awards will be settled in cash and not in equity.
The Third A&R Plan Combines Compensation and Governance Best Practices
The Third A&R Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:
•Prohibitions Against Various “Liberal” Share Recycling Practices. Shares tendered by participants to satisfy the exercise price or purchase price of awards, or tax withholding obligation with respect to awards, will not be added back to the shares available for issuance under the Third A&R Plan.
•Stockholder approval is required for additional shares. The Third A&R Plan does not contain an annual “evergreen” provision. The Third A&R Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of shares of our common stock which may be issued under the Third A&R Plan.
•No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•Minimum Vesting Period. The Third A&R Plan mandates a vesting period of at least one year for all equity-based awards granted under the Third A&R Plan, which applies to no less than 95% of the shares available for issuance (subject to certain limited exceptions set forth in the Third A&R Plan).
•Repricing and cash buyouts are not allowed. The Third A&R Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights for new awards or cash without prior stockholder approval.
•Limitations on dividend payments on unvested awards. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met. In addition, dividend equivalents may not be granted on options or stock appreciation rights.
•Clawback. The Third A&R Plan provides that all awards will be subject to the Company’s clawback policy.
•No tax gross-ups. The Third A&R Plan does not provide for any tax gross-ups.
•Annual Director Limit. The Third A&R Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed the amount equal to $750,000.

64	Virgin Galactic Holdings, Inc.

Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
Information on Equity Compensation Plans as of
December 31, 2024
Under the Company’s current forecasts, the shares available for future grant under the Second A&R Plan will be inadequate to meet our equity needs for 2025 and we will not be able to continue to issue equity to our current employees, consultants and non-employee directors unless our stockholders approve the Third A&R Plan. In order for the Company to continue to grant equity compensation competitive with market grant practices, additional shares are required. Please refer to the table below for detailed information on shares outstanding and shares available for future grant.
The information included in this Proxy Statement and our 2024 Annual Report is summarized and supplemented by the following information regarding all existing equity compensation plans as of December 31, 2024, which includes our Second A&R Plan and our 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”).

Number of Shares
Options outstanding(1)	146,829
Weighted average exercise price of outstanding options	$272.56
Weighted average remaining term of outstanding options	5.48 years
Total number of shares subject to full-value awards outstanding(2)	691,677
Total number of shares available for grant	815,735
Second A&R Plan(3)	732,301
Inducement Plan(4)	83,434
Total number of shares of common stock outstanding (as of December 31, 2024)	32,995,822
Total number of shares of common stock outstanding (as of the record date, April 9, 2025)	40,816,662
(1)Includes both time-based stock options and PSOs.
(2)Includes both time-based RSUs and PSUs. The number of shares subject to full-value awards outstanding includes PSUs outstanding assuming performance at the “target” performance level. Excludes 272,626 outstanding RSUs granted in March 2024 that will be settled in cash. Excludes LTIP awards granted in 2024 since those awards are dollar-denominated and not linked to our common stock.
(3)Provides the total number of shares available for grant under the Second A&R Plan, which assumes that PSUs are earned and vest at the “target” performance level.
(4)Provides the total number of shares available for grant under the Inducement Plan, which is only used for new hire employee awards and cannot be used for annual equity employee awards or equity grants to our non-employee directors and/or consultants.
Background of Determination of Shares Under the Third A&R Plan
As mentioned above, in its determination to approve the Third A&R Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is an incentive and retention mechanism for our employees, consultants and non-employee directors. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Second A&R Plan, and the potential dilution associated with the Third A&R Plan.
This review included a consideration of the following key metrics, factors and philosophies:
•In fiscal year 2024, we granted equity awards covering 578,075 shares of our common stock. On average, over the fiscal 2022 - 2024 period, we granted 379,298 shares annually. The amounts include PSUs and PSOs based on the achievement of “target” performance goals.
•Our three-year average annual share pool usage over the most recently completed three-year period (or “burn rate”) was approximately 2.03%, as shown in the following table. Our three-year average burn rate was 1.84% if the PSUs and PSOs that vested are taken into account, instead of the awards granted.

2025 Proxy Statement	65

Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

	2022	2023	2024(4)	Three-Year Average
Stock options granted	15,151	—	—	5,050
RSUs granted	215,762	244,248	578,075	346,028
PSUs granted (at “target”)	26,964	37,410	—	21,458
PSUs vested(1)	—	—	—	—
PSOs granted (at “target”)	20,284	—	—	6,761
PSOs vested(1)	—	—	—	—
Total Shares Granted(2)	278,161	281,658	578,075	379,298
Burn Rate(3)	2.11%	1.67%	2.32%	2.03%
Weighted Average Shares Outstanding (Basic)	13,197,350	16,863,100	24,955,495	18,338,648
(1)Reflects PSU and PSO awards vested in the applicable year based on actual achievement of performance goals. The number of PSU and PSO awards that were forfeited in 2022 and 2023 were 6,422 and 13,267, respectively. No PSU or PSO awards were forfeited in 2024.
(2)“Total Shares Granted” reflect the aggregate amount of options, RSUs, PSUs and PSOs granted in the applicable year. PSUs and PSOs assume performance at the “target” performance level. Excludes RSUs granted that will be settled in cash.
(3)Burn Rate reflects the Total Shares Granted divided by Weighted Average Shares Outstanding in the applicable year.
(4)Excludes RSUs granted in 2024 that will be settled in cash. Excludes LTIP awards granted in 2024 since those awards are dollar-denominated and not linked to our common stock.

If approved by our stockholders, the Third A&R Plan would increase the aggregate share limit by 5,500,000 shares of common stock to a total of 7,670,437 shares of common stock.
If we exhaust the share reserve under the Second A&R Plan without approval of the Third A&R Plan, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with our stockholders.
In light of the factors described above, the Board believes that the size of the share reserve proposed by the Third A&R Plan is reasonable and appropriate at this time.
Stockholder Approval
As mentioned above, if the Third A&R Plan is approved, then an aggregate of 7,670,437 shares of our common stock will be reserved for issuance pursuant to the Third A&R Plan, all of which may be granted as ISOs pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Approval of the Third A&R Plan will constitute approval pursuant to the NYSE stockholder approval requirements applicable to equity compensation plans and approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs (to the extent required by the Code).
If our stockholders do not approve the Third A&R Plan pursuant to this Proposal 4, the additional shares proposed by the Third A&R Plan will not become available for issuance and the term of the Second A&R Plan will not be extended; instead, the Second A&R Plan will continue in full force and effect, without giving effect to the Third A&R Plan, and we may continue to grant equity-based awards under the Second A&R Plan subject to shares remaining available for grant under the Second A&R Plan.
Material Terms of the Third A&R Plan
Summary of the Third A&R Plan
This section summarizes certain principal features of the Third A&R Plan. The summary is qualified in its entirety by reference to the complete text of the Third A&R Plan, which is attached as Annex A to this proxy statement.
Eligibility and Administration. Our employees, consultants and non-employee directors, and employees and consultants of our subsidiaries, are eligible to receive awards under the Third A&R Plan. As of March 31, 2025, 759 employees and 7 non-employee directors are eligible to receive awards under the Third A&R Plan. No other individual service providers are currently eligible to receive awards under the Third A&R Plan.
The Third A&R Plan is administered by our Board or a committee of our Board, either of which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the Third A&R Plan and applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Third A&R Plan, to interpret the Third A&R Plan and award agreements and to adopt, amend and repeal rules for the administration of the Third A&R Plan as it deems advisable. The plan administrator will also have the authority to determine which service providers receive awards, grant awards and set the terms and conditions of all awards under the Third A&R Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Third A&R Plan.

66	Virgin Galactic Holdings, Inc.

Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
Limitation on Awards and Shares Available. As of December 31, 2024, there were 732,301 shares remaining available for grant under the Second A&R Plan (assuming the payout of outstanding performance-based awards at “target” performance goals). As described above, if this Proposal 4 is approved, then an aggregate of 7,670,437 shares of our common stock will be reserved for issuance under awards granted pursuant to the Third A&R Plan, which includes the 732,301 shares available for future issuance as of December 31, 2024 (assuming the payout of outstanding performance-based awards at “target” performance goals), the number of shares already issued under the Second A&R Plan as of such date, the number of shares covered by outstanding awards granted under the Second A&R Plan as of such date and the 5,500,000 new shares.
If an award under the Third A&R Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the Third A&R Plan. However, the following shares may not be used again for grant under the Third A&R Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options, and (iii) shares tendered or withheld to satisfy the exercise or purchase price or tax withholding obligation for any award. The payment of dividend equivalents in cash in conjunction with any awards under the Third A&R Plan will not reduce the shares available for grant under the Third A&R Plan. Shares issued under the Third A&R Plan may be authorized but unissued shares, treasury shares or shares purchased in the open market.
Awards granted under the Third A&R Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Third A&R Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The Third A&R Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed the amount equal to $750,000.
Types of Awards
The Third A&R Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, RSUs and other stock or cash-based awards. Certain awards under the Third A&R Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Third A&R Plan are evidenced by award agreements, which detail the terms and conditions of awards, including any applicable vesting (including performance-based vesting) and payment terms and post-termination exercise limitations. Awards other than cash awards generally are settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
•Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
•Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.
•RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Third A&R Plan.
•Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
•Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is

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Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.
No Reload Options
No stock option will include terms entitling a participant to a grant of stock options upon exercise of the original stock option.
Certain Transactions
The plan administrator has broad discretion to take action under the Third A&R Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Third A&R Plan and outstanding awards.
The Third A&R Plan provides that, in the event of a change in control (as defined in the Third A&R Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested (and for performance-based awards, vested at target, unless provided otherwise in an individual agreement between the Company and a participant) and exercisable in connection with the transaction.
Minimum Vesting
The Third A&R Plan contains a minimum vesting requirement, subject to limited exceptions, that equity-based awards made pursuant to the Third A&R Plan on and after April 21, 2023 may not vest earlier than the date that is one year following the grant date of the award. The limited exceptions allow the issuance of awards in an aggregate of up to 333,246 shares (which equals 5% of the shares available for issuance as of the effective date of the A&R Plan and the additional 5,500,000 new shares) without minimum vesting provisions, as well as the issuance of (i) awards delivered in lieu of cash compensation, (ii) annual equity grants to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) substitute awards. The plan administrator has the authority to waive the one-year vesting restrictions upon the participant’s termination of service or in connection with a change in control.
No Repricing or Cash Buyouts
Except in connection with certain changes in our capital structure, stockholder approval is required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Plan Amendment and Termination
Our Board may amend or terminate the Third A&R Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Third A&R Plan, may materially and adversely affect an award outstanding under the Third A&R Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws, or any amendment to increase the annual director limit. The Third A&R Plan will remain in effect until the tenth anniversary of the Third A&R Plan Effective Date, unless earlier terminated, but an ISO may not be granted after the tenth anniversary of the date on which the Third A&R Plan was adopted. No awards may be granted under the Third A&R Plan after its termination.
Foreign Participants, Clawback Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Third A&R Plan are generally non-transferable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Third A&R Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

68	Virgin Galactic Holdings, Inc.

Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Third A&R Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
•Non-Qualified Stock Options. If an optionee is granted an NSO under the Third A&R Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
•Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
•Other Awards. The current federal income tax consequences of other awards authorized under the Third A&R Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Section 409A of the Code
Certain types of awards under the Third A&R Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Third A&R Plan and awards granted under the Third A&R Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Third A&R Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
New Plan Benefits
Except with respect to grants of RSUs that will be awarded to each non-employee director serving on our Board on the date of this Annual Meeting as reflected in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees and consultants may receive under the Third A&R Plan in the future, will be determined in the discretion of our Board or Compensation Committee, and neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the Third A&R Plan as of the date of this Annual Meeting. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Third A&R Plan, or the benefits that would have been received by such participants if the Third A&R Plan had been in effect in the year ended December 31, 2024.

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Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

Name and Position	Dollar Value ($)(1)	Number of Shares (#)
Michael Colglazier, Chief Executive Officer, President and Director	—	—
Doug Ahrens, Chief Financial Officer and Treasurer	—	—
Aparna Chitale, Chief People Officer and Executive Vice President, Customer Operations	—	—
Sarah Kim, Executive Vice President, Chief Legal Officer and Corporate Secretary	—	—
Alistair Burns, Former Senior Vice President, Chief Information Officer	—	—
All Current Executive Officers as a Group	—	—
All Current Non-Employee Directors as a Group	895,000	(2)
All Non-Executive Officer Employees, including all Current Officers who are not Executive Officers, as a Group	—	—
(1)Pursuant to our director compensation program, each non-employee director serving on our Board on the date of the annual stockholders’ meeting (other than Mr. Brambilla) will be awarded an RSU award covering a number of shares having an aggregate value equal to $125,000 (or, for the eligible director serving as Chairperson of the Board as of the date of such annual meeting, $145,000).
(2)The aggregate number of RSUs to be granted to non-employee directors is not included in the table above as their equity awards will depend on the value of our common stock on the grant date.
Plan Benefits
The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the Second A&R Plan as of March 31, 2025. The closing per share market value of our stock on March 31, 2025 was $3.03.
Certain awards set forth in this table for the named executive officers were granted in 2024 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2024 and therefore also are included in the Director Compensation Table set forth in this Proxy Statement and are not additional awards.

Name and Position	Time-Vesting Options (#)	Performance Options (#)(1)	Restricted Stock Units (#)(2)	Performance- Based Restricted Stock Units (#)(3)	Long-Term Incentive Performance Awards ($)(4)
Michael Colglazier, Chief Executive Officer, President and Director	25,000	20,284	1,008,285	12,121	3,000,000
Doug Ahrens, Chief Financial Officer and Treasurer	10,101	—	565,079	7,342	825,000
Aparna Chitale, Chief People Officer and Executive Vice President, Customer Operations	—	—	240,512	2,797	312,500
Sarah Kim, Executive Vice President, Chief Legal Officer and Corporate Secretary	—	—	199,937	—	275,000
Alistair Burns, Former Senior Vice President, Chief Information Officer	—	—	40,163	—	—
All Current Executive Officers as a Group	35,101	20,284	2,013,813	22,260	4,412,500
All Current Non-Employee Directors as a Group	—	—	76,431	—	—
Current Director Nominees:
Raymond Mabus, Jr.	—	—	12,739	—	—
Henio Arcangeli, Jr.	—	—	10,244	—	—
Luigi Brambilla	—	—	—	—	—
Tina Jonas	—	—	10,238	—	—
Craig Kreeger	—	—	11,694	—	—
Wanda Sigur	—	—	10,327	—	—
Diana Strandberg	—	—	10,993	—	—
W. Gilbert West	—	—	10,196	—	—
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	34,375	—	531,290	6,410	750,000
All Employees, Including all Current Officers who are not Executive Officers, as a Group	99,497	—	3,774,743	6,410	750,000
(1)Based on "target" number of performance option awards granted for currently outstanding awards.
(2)Includes RSUs granted that will be settled in cash.
(3)Based on "target" number of PSU awards granted for currently outstanding awards; otherwise based on actual PSU awards vested.
(4)Based on "target" LTIPs granted that will be settled in cash.

Board Recommendation
The Board of Directors unanimously recommends you vote “FOR” the proposal to approve the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.

70	Virgin Galactic Holdings, Inc.

Proposal No. 5:
Approval of the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
Introduction
On April 10, 2025, our Board adopted the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”).

The ESPP is subject to stockholder approval. The ESPP is being submitted for stockholder approval in order to ensure that the Section 423 Component of the ESPP (as described below) meets the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

If approved by our stockholders, the ESPP will become effective as of the date of this Annual Meeting.

Why Stockholders Should Vote to Approve the ESPP
The ESPP, if approved, will provide employees of the Company and its designated subsidiaries with the opportunity to purchase shares of our common stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the ESPP will enhance eligible employees’ sense of participation in performance, will align their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. We believe that providing eligible employees with the opportunity to purchase shares of our common stock at a discount is critical to our success in attracting and retaining talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. Accordingly, the Board believes that approval of the ESPP is in the best interests of the Company and the Board recommends that stockholders vote for approval of the ESPP.

Potential Dilution; Forecasted Utilization Rates
In determining whether to adopt the ESPP, the Board considered that:
•If the ESPP is approved, 2,500,000 shares will be available for issuance under the ESPP, which represents 6.25% of our outstanding shares as of March 31, 2025.

•We expect the proposed aggregate share reserve under the ESPP will provide us with enough shares for the next 1 to 2 years, depending on participation levels, the price of our common stock and hiring activity over the next few years. We cannot predict our future share usage under the ESPP, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the ESPP could last for a shorter or longer time.

•This does not include information about the number of shares that are subject to outstanding equity awards or that may be available for future issuance under our other equity compensation plans. Information related to our other equity compensation plans is further described in the table under the heading “Equity Compensation Plan Information” below.

•In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, the Board believes that the size of the share reserve under the ESPP is reasonable and appropriate at this time.

Summary of the ESPP
The principal features of the ESPP are summarized below, but the summary is qualified in its entirety by reference to the ESPP itself, which is attached as Annex B to this proxy statement.

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Proposal No. 5: Approval of the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
Purpose
The purpose of the ESPP is to assist our eligible employees to acquire a stock ownership interest in our common stock pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
Securities Subject to the ESPP
The initial aggregate number of shares of our common stock that will be available for issuance under the ESPP will be 2,500,000. Any shares distributed pursuant to the ESPP may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.
Administration
Unless otherwise determined by our Board, the Compensation Committee of our Board will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants.
Eligibility
The plan administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of the Company and its participating designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares.
If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the plan administrator prior to the first day of the applicable offering period. Non-employee directors, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

As of March 31, 2025, we have 759 employees who would be eligible to participate in the ESPP.

Participation in an Offering
•Offering Periods and Purchase Periods. We intend for the ESPP to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

•Enrollment and Contributions. The ESPP permits participants to purchase shares through payroll deductions of 1% and up to a specified maximum percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which, unless otherwise specified in the applicable offering document, will include a participant’s gross cash compensation for services to us, including periodic bonuses, and excluding overtime payments, commissions, one-time bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 5,000 shares for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

•Purchase Rights. In the absence of a contrary designation by the plan administrator, on the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be returned to the participant; however, the plan administrator may provide in the applicable offering document that cash in lieu of fractional shares should be carried forward and applied toward the purchase of whole shares for the following offering period.

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Proposal No. 5: Approval of the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan

•Purchase Price. The purchase price of the shares, in the absence of a contrary designation by the plan administrator, will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period. On March 31, 2025, the last practicable date prior to the filing of this proxy statement, the closing price of our common stock was $3.03 per share.

•Payroll Deduction Changes; Withdrawal; Termination of Employment. In the absence of any specific designation by the plan administrator, participants may not decrease, increase or suspend their payroll deductions. Participants may voluntarily end their participation in the ESPP at any time during an offering period no later than two weeks prior to the end of the offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of our common stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Foreign Participants
The plan administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Adjustments
In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights without being exercised.

Tax Withholding
We have the authority to deduct and withhold from a participant’s compensation, or require a participant to remit to us, an amount sufficient to satisfy any federal, state or other tax withholding obligations, if any, that arise upon the exercise of the participant’s right under the ESPP or the disposition of the shares issued under the ESPP.

Transferability
A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Amendment and Termination
The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number of shares, or changes the type of shares, that may be sold pursuant to rights under the ESPP or changes the ESPP in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or cause the ESPP to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Securities Laws
The ESPP is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The ESPP will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

U.S. Federal Income Tax Consequences
The material U.S. federal income tax consequences of the ESPP under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the ESPP, and is intended for general information only. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Other federal taxes and foreign, state and local income taxes, and employment, estate and gift tax considerations, are not discussed, and may vary depending on individual circumstances and from locality to locality.

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Proposal No. 5: Approval of the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them.

If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the discount (generally, 15%) from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

New Plan Benefits
Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.

Board Recommendation
The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan.

74	Virgin Galactic Holdings, Inc.

Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2025 for:
•each person who is known to be the beneficial owner of more than 5% of shares of our outstanding common stock;
•each of our current named executive officers and directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership of our voting securities is based on 39,991,026 shares of our common stock issued and outstanding as of March 31, 2025. Each share of our common stock is entitled to one vote on any matter presented to stockholders. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name of Beneficial Owner(1)	Shares Beneficially Owned
Directors and Named Executive Officers	Shares	% of Ownership
Raymond Mabus, Jr.(2)	3,516	*
Henio Arcangeli, Jr.	969	*
Luigi Brambilla	—	—
Tina Jonas	2,903	*
Craig Kreeger	4,358	*
Wanda Sigur	2,992	*
Diana Strandberg(3)	2,944	*
W. Gilbert West	2,860	*
Michael Colglazier(4)	57,638	*
Doug Ahrens(5)	20,922	*
Aparna Chitale(6)	4,689	*
Sarah Kim(7)	3,939	*
Alistair Burns(8)	4,248	*
All Current Directors and Executive Officers as a Group (12 individuals)(9)	107,730	*
*Less than one percent.
(1)Unless otherwise noted, the business address of each of those listed in the table above is 1700 Flight Way, Tustin, California 92782.
(2)Includes 1,284 shares of common stock that will be issued upon vesting of RSUs within 60 days of March 31, 2025.
(3)Includes 712 shares of common stock that will be issued upon vesting of RSUs within 60 days of March 31, 2025.
(4)Includes 33,476 shares of common stock held directly by Mr. Colglazier, of which 19,276 shares of common stock are held in various family trusts, where Mr. Colglazier and his spouse are the trustees. Includes up to 24,162 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of March 31, 2025.
(5)Includes 13,347 shares of common stock held directly by Mr. Ahrens. Includes 7,575 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of March 31, 2025.
(6)Includes 4,595 shares of common stock held directly by Ms. Chitale. Includes 94 shares of common stock that will be issued upon vesting of RSUs within 60 days of March 31, 2025.
(7)Includes 3,939 shares of common stock held directly by Ms. Kim.
(8)Includes 4,248 shares of common stock held directly by Mr. Burns.
(9)Includes 31,737 options vested as of, or vesting within, 60 days of March 31, 2025, and 2,090 RSUs vesting within 60 days of March 31, 2025.

2025 Proxy Statement	75

Equity Compensation Plan Information
The following table provides information on our equity compensation plans as of December 31, 2024:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options,warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (c)
Equity compensation plans approved by stockholders(1)	782,172	(2)	$272.56	(3)	732,301
Equity compensation plans not approved by stockholders(4)	56,334	(5)	—		83,434
Total	838,506		$272.56		815,735
(1)Consists of the Second A&R Plan.
(2)Amount includes 126,545 time-based stock options, 586,167 RSUs expected to be settled in shares, 49,176 PSUs and 20,284 PSOs.
(3)As of December 31, 2024, the weighted-average exercise price of outstanding stock options and PSOs under the Second A&R Plan was $272.56. The calculation of the weighted average exercise price does not include outstanding equity awards that are received or exercised for no consideration.
(4)Consists of the Inducement Plan.
(5)Amount includes 56,334 RSUs expected to be settled in shares.
Inducement Plan
On June 8, 2023, our Board adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.
Eligibility and Administration
Only certain prospective employees of the Company and its subsidiaries are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the Inducement Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Inducement Plan, including any vesting and vesting acceleration conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.
Limitation on Awards and Shares Available
The maximum number of shares of common stock authorized for issuance under the Inducement Plan is 140,000 shares (the “Inducement Plan Share Limit”), adjusted to reflect the Reverse Stock Split.
If an award under the Inducement Plan expires, lapses, or is terminated, exchanged for or settled for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Inducement Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Inducement Plan will not reduce the shares available for grant under the Inducement Plan. However, the following shares may not be used again for grant under the Inducement Plan: (i) shares subject to stock appreciation rights, or SARs, that are not issued in connection with the stock settlement of the SARs on exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options, and (iii) shares delivered to us to satisfy the applicable exercise or purchase price of an award under the Inducement Plan and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the Inducement Plan being exercised or purchased, and/or creating the tax obligation).

76	Virgin Galactic Holdings, Inc.

Equity Compensation Plan Information
Awards
The Inducement Plan provides for the grant of non-qualified stock options, restricted stock, dividend equivalents, RSUs, performance shares, other incentive awards, SARs, and cash awards. Certain awards under the Inducement Plan may provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
•Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date, except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years.
•Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.
•RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Inducement Plan.
•Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
•Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.
Performance Awards
Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow, and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of common stock; (20) regulatory achievements or compliance; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; and (31) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our Company or as compared to any incremental increase or decrease or as compared to results of a peer group, or to market performance indicators or indices.
No Reload Options
No stock option will include terms entitling a participant to a grant of stock options upon exercise of the original stock option.
No Repricing
The Inducement Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights for new awards or cash without prior stockholder approval.

2025 Proxy Statement	77

Equity Compensation Plan Information
Minimum Vesting
The Inducement Plan contains a minimum vesting requirement, subject to limited exceptions, that equity-based awards made pursuant to the Inducement Plan on and after the effective date of the Inducement Plan may not vest earlier than the date that is one year following the grant date of the award. The limited exceptions allow the issuance of awards in an aggregate of up to 140,000 shares (which equals 5% of the Inducement Plan Share Limit) without minimum vesting provisions, as well as the issuance of awards delivered in lieu of cash compensation. The plan administrator has the authority to waive the one-year vesting restrictions upon the participant’s termination of service or in connection with a change in control.
Certain Transactions
The plan administrator has broad discretion to take action under the Inducement Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits, and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a “change in control” (as defined in the Inducement Plan), to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then all awards will become fully vested and exercisable in connection with the transaction, provided that performance-based awards will vest and all performance goals or other vesting criteria will be deemed achieved at the “target” level of performance, unless specified otherwise in an award agreement or written agreement between the holder and the Company. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments
The plan administrator may modify award terms, establish subplans, and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our Company. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order,” or such other consideration as it deems suitable.
Stockholder Approval; Plan Amendment and Termination
Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. Our Board may amend or terminate the Inducement Plan at any time.

78	Virgin Galactic Holdings, Inc.

Certain Transactions with Related Persons
Policies and Procedures for Related-Party Transactions
Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404(a) of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained on terms no less favorable than in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction.
Summary of Related-Person Transactions
Stockholders' Agreement
In connection with the Virgin Galactic Business Combination, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with certain of our stockholders. Subsequently, in 2020, the stockholders that were originally party to the Stockholders’ Agreement distributed their shares of our common stock, ultimately to VIL and a third party and, in connection with such distribution, VIL and the third party executed a joinder to the Stockholders’ Agreement and the Registration Rights Agreement described below.
Board Composition
Under the Stockholders’ Agreement, VIL has the right to designate two VG designees for as long as VIL and the third party beneficially own 1,434,880 or more shares of our common stock, which represents 25% of the number of shares beneficially owned by Vieco US, the original party to the Stockholders’ Agreement, immediately following the Virgin Galactic Business Combination, provided that when such beneficial ownership falls below (x) 1,434,880 shares, VIL will have the right to designate only one director and (y) 573,952 shares, VIL will not have the right to designate any directors. For purposes of determining the number of shares beneficially owned by VIL and the extent of VIL’s nomination and consent rights under the Stockholders’ Agreement, the shares distributed to the third party are deemed to be held by VIL until such time as the third party transfers or sells such shares, subject to certain exceptions, as contemplated by the Stockholders’ Agreement.
In addition, under the terms of the Stockholders’ Agreement, the individual serving as our Chief Executive Officer was appointed in accordance with the Stockholders’ Agreement to our Board of Directors and will, going forward, be determined by what individual holds the title of our Chief Executive Officer. Messrs. Kreeger and Brambilla currently serve as the VG designees.
Upon any decrease in the number of directors that VIL is entitled to designate for nomination to our Board, VIL shall take all necessary action to cause the appropriate number of designees to offer to tender their resignation, effective as of the next annual meeting of our stockholders. If as a result of changes in ownership by VIL of our common stock such that there are no seats on our Board of Directors for which VIL has the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and our Certificate of Incorporation and Bylaws.
Voting; Necessary Actions
In addition, pursuant to the Stockholders’ Agreement, VIL and the Company have agreed not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with the Stockholders’ Agreement) that would frustrate, obstruct or otherwise affect the provisions of the Stockholders’ Agreement and the intention of the parties thereto with respect to the composition of our Board as provided in the agreement.

2025 Proxy Statement	79

Certain Transactions with Related Persons
VIL Approval Rights; Limitations
Pursuant to the Stockholders’ Agreement, among other things, VIL also has certain approval rights with respect to significant corporate transactions and other actions involving us as set forth below.
For so long as VIL is entitled to designate one director to our Board under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or Board as required by law, we must obtain VIL’s prior written consent to engage in:
•any business combination or similar transaction;
•amendments to our Certificate of Incorporation or Bylaws, any similar documents of any of our subsidiaries, the Stockholders’ Agreement and the Registration Rights Agreement;
•a liquidation or related transaction; or
•an issuance of capital stock in excess of 5% of our then issued and outstanding shares.
For so long as VIL is entitled to designate two directors to our Board under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or Board as required by law, we must obtain VIL’s prior written consent to engage in:
•a business combination or similar transaction having a fair market value of $10.0 million or more;
•a non-ordinary course sale of assets or equity interest having a fair market value of $10.0 million or more;
•an acquisition of any business or assets having a fair market value of $10.0 million or more;
•an acquisition of equity interests having a fair market value of $10.0 million or more;
•an engagement of any professional advisers, including, without limitation, investment bankers and financial advisers;
•the approval of a non-ordinary course investment having a fair market value of $10.0 million or more;
•increasing or decreasing the size of our Board;
•an issuance or sale of any of our capital stock, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of our capital stock;
•making any dividends or distributions to the stockholders other than redemptions and those made in connection with the cessation of services of employees;
•incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;
•amendments to our Certificate of Incorporation or Bylaws, any similar documents of any of our subsidiaries, the Stockholders’ Agreement and the Registration Rights Agreement;
•a liquidation or similar transaction;
•transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;
•engaging any professional advisers for any of the matters listed above; or
•the authorization or approval, or entrance into any agreement to engage in any of the matters listed above.
However, the Stockholders’ Agreement also contemplates that: (i) no transaction involving consideration of $120,000 or more, between VIL or any affiliate of VIL, on the one hand, and us on the other, may be approved without the affirmative vote of at least a majority of our directors that were not designated by VIL under the terms of the Stockholders’ Agreement (or otherwise) and (ii) VIL and the directors it has designated to our Board of Directors, as applicable, will be required to first consult and discuss with our Board of Directors before (x) adopting, amending or repealing, in whole or in part, our Certificate of Incorporation or Bylaws or (y) taking any action by written consent as our stockholder, in each case, in addition to any vote or consent required under our Certificate of Incorporation or Bylaws, and otherwise in accordance with the other terms and subject to the other conditions contemplated by the Stockholders’ Agreement.
Termination
The provisions of the Stockholders’ Agreement relating to the stockholders’ agreement to vote, VIL’s approval rights and our covenants will terminate automatically on the first date on which no voting party has the right to designate a director to our Board of Directors under the Stockholders’ Agreement; provided, that the provisions of the Stockholders’ Agreement regarding indemnification of our directors and maintenance of director and officer liability insurance by us will survive such termination. The remaining provisions of the Stockholders’ Agreement will terminate automatically as to each voting party when such party ceases to beneficially own any of our securities that may be voted in the election of our directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of our common stock, but excluding shares of stock underlying unexercised options or warrants) by such party.

80	Virgin Galactic Holdings, Inc.

Certain Transactions with Related Persons
Transfer Restriction and Registration Rights
In connection with the Virgin Galactic Business Combination, we entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with certain of our stockholders, pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of our common stock and other equity securities (the “Registrable Securities”) that are held by the parties thereto from time to time. In connection with the distribution of shares to VIL and a third party in 2020 described above, VIL and the third party executed a joinder to the Registration Rights Agreement.
In accordance with the Registration Rights Agreement, we have filed resale registration statements for the benefit of the holders of Registrable Securities, which have been declared effective by the SEC. Pursuant to the Registration Rights Agreement, we are required to file with the SEC such amendments and supplements as may be necessary to keep a resale registration statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities held by the parties to the Registration Rights Agreement or their permitted transferees.
Historical Relationship with VIL
In connection with the Virgin Galactic Business Combination, we entered into new or amended agreements in order to provide a framework for its relationship with VEL, VIL and their respective affiliates (other than the entities that previously comprised the business of Virgin Galactic), including the Amended TMLA as described below.
Agreements with VIL and its Affiliates in Connection with the Virgin Galactic Business Combination
Virgin Trademark License Agreement
We possess certain exclusive and non-exclusive rights to use the name and brand “Virgin Galactic” and the Virgin signature logo pursuant to the Amended TMLA. Our rights under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by VEL to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to designate a director on our Board of Directors, we have agreed to provide VEL with the right to appoint one director to our Board of Directors, provided the designee is qualified to serve on the Board under all applicable corporate governance policies and applicable regulatory and listing requirements.
Unless terminated earlier, the Amended TMLA has an initial term of 25 years expiring October 2044, subject to up to two additional 10-year renewals by mutual agreement of the parties. The Amended TMLA may be terminated by VEL upon the occurrence of a number of specified events, including if:
•we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);
•we materially damage the Virgin brand;
•we use the brand name “Virgin Galactic” outside of the scope of the activities licensed under the Amended TMLA (subject to a cure period);
•we become insolvent;
•we undergo a change of control to an unsuitable buyer, including to a competitor of VEL;
•we fail to make use of the “Virgin Galactic” brand to conduct our business;
•we challenge the validity or entitlement of VEL to own the “Virgin” brand; or
•the commercial launch of our services does not occur by a fixed date or thereafter if we are unable to undertake any commercial flights for paying passengers for a specified period (other than in connection with addressing a significant safety issue).
Upon any termination or expiration of the Amended TMLA, unless otherwise agreed with VEL, we will have 90 days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.
Pursuant to the terms of the Amended TMLA, we are obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of our gross sales and (b) (i) prior to the first spaceflight for paying customers, a mid-five figure amount in dollars and (ii) from our first spaceflight for paying customers, a low-six figure amount in dollars, which increases to a low-seven figure amount in dollars over a four-year ramp up and thereafter increases in correlation with the consumer price index. In relation to certain sponsorship opportunities, a higher, mid-double-digit percentage royalty on related gross sales applies. During the year ended December 31, 2024, we paid VEL a total of $1,250,000 under the Amended TMLA and its predecessor agreement.

2025 Proxy Statement	81

Certain Transactions with Related Persons
The Amended TMLA also contains, among other things, customary mutual indemnification provisions, representations and warranties, information rights of VEL and restrictions on our and our affiliates’ ability to apply for or obtain registration for any confusingly similar intellectual property to that licensed to us pursuant to the Amended TMLA. Furthermore, VEL is generally responsible for the maintenance, enforcement and protection of the licensed intellectual property, including the Virgin brand, subject to our step-in rights in certain circumstances.
All Virgin and Virgin-related trademarks are owned by VEL, and our use of such trademarks is subject to the terms of the Amended TMLA, including our adherence to VEL’s quality control guidelines and granting VEL customary audit rights over our use of the licensed intellectual property.
Compensation to VG Designee Board Member
Mr. Brambilla is eligible to receive a cash retainer of $125,000 annually for his service as a Board member pursuant to our Director Compensation Program, but is not eligible to receive the annual Director equity grants. The annual cash retainer is paid directly to Mr. Brambilla's employer, the Virgin Group, as the Virgin Group does not allow its executives to receive Board-type compensation.

82	Virgin Galactic Holdings, Inc.

General Information about the Annual Meeting and Voting
Questions and Answers

When and where will the Annual Meeting be held?
The Annual Meeting will be held on Thursday, June 5, 2025 at 9:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting. In order to attend, you must register at https://web.viewproxy.com/SPCE/2025 by 8:59 p.m. Pacific Time on June 4, 2025 and join using the unique link and password in your confirmation. You may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on April 9, 2025 (the “Record Date”).

What are the purposes of the Annual Meeting?
The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:
•Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
•Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.
•Proposal No. 3: Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
•Proposal No. 4: Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.
•Proposal No. 5: Approval of Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?
As of the date of this Proxy Statement, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
The rules of the SEC permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice and Access Card provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.

What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice and Access Card or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

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General Information about the Annual Meeting and Voting

Can I vote my shares by filling out and returning the Notice and Access Card?
No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.

Who is entitled to vote at the Annual Meeting?
Holders of record of shares of our common stock as of the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 40,816,662 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.
You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. To attend and participate in the Annual Meeting, you must register at https://web.viewproxy.com/SPCE/2025 by 8:59 p.m. Pacific Time, on June 4, 2025, and join using the unique link and password in your confirmation. You may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

What is the difference between being a “record holder” and holding shares in “street name”?
A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” refer to shares that are held on the holder’s behalf in the name of a bank, broker or other nominee.

What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The holders of one-third of the Company’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.
Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

84	Virgin Galactic Holdings, Inc.

General Information about the Annual Meeting and Voting

What are “broker non-votes”?
A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.
Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1, 3, 4 and 5 are considered non-discretionary (non-routine) matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary (routine) matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on such proposal.
Broker non-votes are not considered as votes cast or as shares represented at the meeting and entitled to vote on such question and will not be counted toward the vote total and therefore will have no effect on the outcome of a proposal.

What if a quorum is not present at the Annual Meeting?
If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares without attending the Annual Meeting?	We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:
by Telephone—You can vote by telephone by calling 1-866-804-9616 and following the instructions on the proxy card;
by Internet—You can vote over the Internet at https://web.viewproxy.com/SPCE/2025 by following the instructions on the Notice and Access Card or proxy card; or
by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 8:59 p.m., Pacific Time, on June 4, 2025.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

Why hold a virtual meeting?	We believe that hosting a virtual meeting is in the best interests of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting.

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General Information about the Annual Meeting and Voting

How can I attend and vote at the Annual Meeting?
We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at https://web.viewproxy.com/SPCE/2025. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/SPCE/2025.
•Assistance with questions regarding how to attend and participate via the Internet will be provided at https://web.viewproxy.com/SPCE/2025 on the day of the Annual Meeting.
•Webcast starts promptly at 9:00 a.m., Pacific Time.
•You will need your unique link to enter the Annual Meeting.
•Stockholders may submit questions while attending the Annual Meeting via the Internet.
To attend and participate in the Annual Meeting, you will need the unique link and password provided after registration. You may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

Will I be able to ask questions at the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted during the meeting and that relate to the matters to be voted on. We intend to reserve up to 10 minutes before the closing of the polls to address questions submitted. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?” will be able to submit questions during the Annual Meeting. A stockholder may ask up to two questions, and we will not address questions that are, among other things:
•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to the status or conduct of our operations beyond that which is contained in our prior public disclosures;
•related to material non-public information of the Company;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of statements already made by another stockholder;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair of the Annual Meeting or the Corporate Secretary in their reasonable judgment.

86	Virgin Galactic Holdings, Inc.

General Information about the Annual Meeting and Voting

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that is posted on the Annual Meeting login page.

How does the Board recommend that I vote?
The Board recommends that you vote:
•FOR the nominees to the Board set forth in this Proxy Statement.
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.
•FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
•FOR the approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.
•FOR the approval of the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan.

How many votes are required to approve each proposal?	The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted.

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
NO. 1 Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(3)
NO. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the total number of votes represented at the meeting and entitled to vote on such question.	“FOR” “AGAINST” “ABSTAIN”	Against(2)	Yes(4)
NO. 3 Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers	The affirmative vote of the holders of a majority of the total number of votes represented at the meeting and entitled to vote on such question.	“FOR” “AGAINST” “ABSTAIN”	Against(2)	No(3)
NO. 4 Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan	The affirmative vote of the holders of a majority of the total number of votes represented at the meeting and entitled to vote on such question.	“FOR” “AGAINST” “ABSTAIN”	Against(2)	No(3)
NO. 5 Approval of Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan	The affirmative vote of the holders of a majority of the total number of votes represented at the meeting and entitled to vote on such question.	“FOR” “AGAINST” “ABSTAIN”	Against(2)	No(3)
(1)Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.
(2)A vote marked as an “Abstention” will have the same effect as a vote against the proposal.
(3)As this proposal is considered a non-discretionary (non-routine) matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(4)As this proposal is considered a discretionary (routine) matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

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General Information about the Annual Meeting and Voting

What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?	Representatives of Alliance Advisors, LLC (“Alliance”) will tabulate the votes, and a representative of Alliance will act as inspector of election.
Can I revoke or change my vote after I submit my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•sending a written statement to that effect to the attention of our Corporate Secretary at our corporate offices or by electronic mail at CorporateSecretary@virgingalactic.com, provided such statement is received no later than June 4, 2025;
•voting again by Internet or telephone at a later time before the closing of those voting facilities at 8:59 p.m., Pacific time, on June 4, 2025;
•submitting a properly signed proxy card with a later date that is received no later than June 4, 2025; or
•attending the Annual Meeting, revoking your proxy and voting again.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.
Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. We have engaged Alliance as the proxy solicitor for the Annual Meeting for a fee of approximately $19,000, plus out-of-pocket expenses. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

88	Virgin Galactic Holdings, Inc.

Additional Information
Stockholder Proposals and Director Nominations
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2026 (the “2026 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Corporate Secretary at our offices at 1700 Flight Way, Tustin, California 92782, in writing not later than December 17, 2025.
If such other stockholder intends to present a proposal at our 2026 Annual Meeting, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, such stockholder must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting no earlier than the close of business on February 6, 2026 and no later than the close of business on March 7, 2026. The notice must contain the information required by our Bylaws. In the event that the date of the 2026 Annual Meeting is not within 25 days before or after June 5, 2026, then our Corporate Secretary must receive such written notice not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
In connection with our solicitation of proxies for our 2026 annual meeting of stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 6, 2026.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

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Additional Information
2024 Annual Report
Our Annual Report, which includes our 2024 Form 10-K, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice Regarding the Availability of Proxy Materials can access our Annual Report at https://web.viewproxy.com/SPCE/2025.
Our 2024 Form 10-K has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary at our offices at 1700 Flight Way, Tustin, California 92782 or by electronic mail at CorporateSecretary@virgingalactic.com.
Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.
By Order of the Board of Directors,
Michael Colglazier
Chief Executive Officer,
President and Director
Tustin, California
April 15, 2025

90	Virgin Galactic Holdings, Inc.

ANNEX A – Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
Article I. Purpose
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Plan amends and restates in its entirety the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the “Second A&R Plan”). Capitalized terms used in the Plan are defined in Article XI.
Article II. Eligibility
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

Article III. Administration and Delegation
3.1Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.
Article IV. Stock Available for Awards
4.1Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; (ii) Shares purchased on the open market with the cash proceeds from the exercise of Options; and (iii) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation).
4.3Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than the number of Shares equal to the Overall Share Limit may be issued pursuant to the exercise of Incentive Stock Options.
4.4Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such

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ANNEX A – Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.
4.5Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (the “Director Limit”).
Article V. Stock Options and Stock Appreciation Rights
5.1General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.3Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.
5.4Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5Payment Upon Exercise. Subject to Sections 9.10 and 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

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ANNEX A – Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
(b)if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.
5.6Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
5.7No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.
Article VI. Restricted Stock; Restricted Stock Units
6.1General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.
6.2Restricted Stock.
(a)Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b)Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3Restricted Stock Units.
(a)Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

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Article VII. Other Stock or Cash Based Awards; Dividend Equivalents
7.1Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.
7.2Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.
Article VIII. Adjustments for Changes in Common Stock and Certain Other Events
8.1Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (if applicable) adjusting the number and type of securities subject to each outstanding Award, the Award’s exercise price or grant price and/or applicable performance goals, granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken in connection with the occurrence of such transaction or event (and any action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be deemed settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);
(b)To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, or equivalent value thereof in cash, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms

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and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)To replace such Award with other rights or property selected by the Administrator; and/or
(f)To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse; provided that, to the extent the vesting of any such Award is subject to the satisfaction of specified performance goals, such Award shall vest and all performance goals or other vesting criteria will be deemed achieved at the target level of performance, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any Subsidiary, as applicable. In addition, to the extent an Award is not Assumed, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
Article IX. General Provisions Applicable to Awards
9.1Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4Termination of Status. The Administrator will determine how an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

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9.5Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) subject to Section 9.10, if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum applicable individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). Subject to Section 9.10, if any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6Amendment of Award; Prohibition on Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding anything to the contrary contained herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.
9.7Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of

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sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
9.11Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, no Award (or portion thereof) granted hereunder on and after April 21, 2023 shall vest earlier than the first anniversary of the date the Award is granted; provided, however, that the foregoing shall not apply to: (i) Substitute Awards; (ii) Awards delivered in lieu of fully-vested cash awards or payments; (iii) Awards delivered in lieu of cash compensation otherwise payable to a non-employee Director, where such non-employee Director has elected to receive an Award in lieu of such cash compensation; (iv) Awards granted to non-employee Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting; or (v) any other Awards that result in the issuance of an aggregate of up to 333,246 Shares. In addition, the Administrator may provide that such one-year vesting restrictions may lapse or be waived upon the Participant’s Termination of Service and/or in connection with a Change in Control.
Article X. Miscellaneous
10.1No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective June 5, 2025 (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after the 10th anniversary of April 10, 2025. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and the Second A&R Plan shall remain in full force and effect in accordance with its existing terms and conditions.
10.4Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws, or any amendment to increase the Director Limit.
10.5Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6Section 409A.
(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

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Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7Limitations on Liability. Notwithstanding any other provisions of the Plan, and to the fullest extent permitted by Applicable Laws and the Company's certificate of incorporation and bylaws, (a) no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary, and (b) the Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

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10.11Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
10.12Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws.
10.14Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
Article XI. Definitions
As used in the Plan, the following words and phrases will have the following meanings:
11.1“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
11.2“Applicable Laws” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
11.3“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.4“Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.5“Board” means the Board of Directors of the Company.
11.6“Change in Control” means and includes each of the following:
(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, VG Holder (as defined in the Stockholders’ Agreement), an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of

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the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.7“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.8“Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.9“Common Stock” means the common stock of the Company.
11.10“Company” means Virgin Galactic Holdings, Inc., a Delaware corporation, or any successor.
11.11“Consultant” means any consultant or advisor, engaged by the Company or any of its Subsidiaries to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.
11.12“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.13“Director” means a Board member.
11.14“Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.15“Employee” means any employee of the Company or its Subsidiaries.
11.16“Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.17“Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.18“Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
11.19“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.20“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.21“Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.22“Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

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11.23“Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.24“Overall Share Limit” means 7,670,437 Shares.
11.25“Participant” means a Service Provider who has been granted an Award.
11.26“Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
11.27“Plan” means this Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.
11.28“Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.29“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.30“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.31“Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.32“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.
11.33“Securities Act” means the Securities Act of 1933, as amended.
11.34“Service Provider” means an Employee, Consultant or Director.
11.35“Shares” means shares of Common Stock.
11.36“Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.37“Stockholders’ Agreement” means that certain Stockholders’ Agreement by and between the Company, Vieco USA, Inc. and SCH Sponsor Corp., dated as of October 25, 2019, and the other individuals or entities who have become party thereto since the date thereof.
11.38“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.39“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.40“Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

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ANNEX B – Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
Article I. Purpose
The purposes of this Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

Article II. Definitions and Construction
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.
2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan as provided in Article XI.
2.2 “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.3 “Board” shall mean the Board of Directors of the Company.
2.4 “Change in Control” shall mean and include each of the following:
(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, VG Holder (as defined in the Stockholders’ Agreement), an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of

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the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of any right that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b) or (c) with respect to such right (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such right (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.
2.6 “Common Stock” shall mean the common stock of the Company, par value of $0.0001 per share, and such other securities of the Company that may be substituted therefor pursuant to Article VIII.
2.7 “Company” shall mean Virgin Galactic Holdings, Inc., a Delaware corporation, or any successor.
2.8 “Compensation” of an Eligible Employee shall mean, unless otherwise specified in the Offering Document, the gross cash compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment, periodic (e.g., annual or quarterly) bonuses, and any salary or wages coded as "sick pay," “holiday pay,” "vacation pay," "jury duty pay" or “bereavement pay” in the Company’s payroll system, in each case, if applicable, but excluding commissions, overtime payments (including payments in lieu of meal breaks), military leave pay, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.
2.9 “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).
2.10 “Effective Date” shall mean the date on which the Plan is approved by the stockholders of the Company.
2.11 “Eligible Employee” shall mean:
(a) An Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
(b) Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for 20 hours or less per week, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

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2.12 “Employee” shall mean individual who renders services to the Company or any Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.
2.13 “Enrollment Date” shall mean the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.
2.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.15 “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
2.16 “Offering Document” shall have the meaning given to such term in Section 4.1.
2.17 “Offering Period” shall have the meaning given to such term in Section 4.1.
2.18 “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.19 “Participant” shall mean any Eligible Employee who has executed a subscription or enrollment agreement and been granted rights to purchase Common Stock pursuant to the Plan.
2.20 “Plan” shall mean this Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan, as it may be amended from time to time.
2.21 “Purchase Date” shall mean the last Trading Day of each Purchase Period, unless otherwise specified in the Offering Document.
2.22 “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.23 “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.24 “Securities Act” shall mean the Securities Act of 1933, as amended.
2.25 “Share” shall mean a share of Common Stock.
2.26 “Stockholders’ Agreement” means that certain Stockholders’ Agreement by and between the Company, Vieco USA, Inc. and SCH Sponsor Corp., dated as of October 25, 2019, and the other individuals or entities who have become party thereto since the date thereof.

2.27 “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

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2.28 “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.
Article III. Shares Subject to the Plan
3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 2,500,000 Shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.
3.2 Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.
Article IV. Offering Periods; Offering Documents; Purchase Dates
4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offering Periods under the Plan need not be identical.
4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a) the length of the Offering Period, which period shall not exceed 27 months;
(b) the length of the Purchase Period(s) within the Offering Period;
(c) in connection with each Offering Period that contains only one Purchase Period the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares;
(d) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares; and
(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.
Article V. Eligibility and Participation
5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.
5.2 Enrollment in Plan.
(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription or enrollment agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b) Except as otherwise determined by the Administrator, each subscription or enrollment agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

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ANNEX B – Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
(c) A Participant may be allowed to decrease or increase the percentage of Compensation designated in his or her subscription or enrollment agreement, or may suspend his or her payroll deductions, at any time during an Offering Period (any such decrease, increase or suspension, a “Contribution Change”) subject to any limits as set forth in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall not be allowed any Contribution Changes during an Offering Period with respect to such Offering Period). Any such Contribution Change shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription or enrollment agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.
(d) Except as otherwise set forth in Section 5.8 or in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document, Section 5.8 or as determined by the Administrator, payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.
5.4 Effect of Enrollment. A Participant’s completion of a subscription or enrollment agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription or enrollment agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5 Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.
Article VI. Grant and Exercise of Rights
6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and

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ANNEX B – Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of such Offering Period, (y) last day of such Offering Period and (z) the date on which such Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash remaining after the purchase of Shares upon exercise of a purchase right (including any cash in lieu of fractional Shares) shall be returned to the Participant in one lump sum payment in a subsequent payroll check; provided, however, that the Administrator may provide in the applicable Offering Document that cash in lieu of fractional Shares should be carried forward and applied toward the purchase of whole Shares for the following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.
6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5 Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:
(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;
(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and
(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
Article VII. Withdrawal; Cessation of Eligibility
7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the Offering Period or, if earlier, the end of the Purchase Period (or such shorter or longer period as may be specified by the Administrator in the Offering Document). All of the Participant’s payroll deductions credited to his or her account during the Offering Period not yet used to exercise his or her rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a

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Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription or enrollment agreement.
7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.
Article VIII. Adjustments Upon Changes in Stock
8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e) To provide that all outstanding rights shall terminate without being exercised.
8.3 No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with

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ANNEX B – Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan
respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
Article IX. Amendment, Modification and Termination
9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4); or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(c) allocating Shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.
Article X. Term of Plan
The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
Article XI. Administration
11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.
11.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

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(c) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(d) To amend, suspend or terminate the Plan as provided in Article IX.
(e) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
11.3 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription or enrollment agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
Article XII. Miscellaneous
12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4 Designation of Beneficiary.
(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.
12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.8 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

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12.9 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.10 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
12.12 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
****
1700 Flight Way
Tustin, CA 92782
www.virgingalactic.com

PROXY
Virgin Galactic Holdings, Inc.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2025
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
The undersigned hereby appoints Michael Colglazier and Douglas Ahrens, or either of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Virgin Galactic Holdings, Inc. (the “Company”) to be held on June 5, 2025, and any adjournment or postponement thereof, as hereinafter specified and, in their judgment, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3, 4 AND 5. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR JUDGMENT UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.
(Continued and to be marked, dated and signed on other side)

▲	PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.	▲
If you plan to attend the Annual Meeting, you must be a holder of Company shares as of the Record Date of April 9, 2025, and you must register at https://web.viewproxy.com/SPCE/2025 by 11:59 p.m. Eastern Time on June 4, 2025. For more information on how to attend the Virtual Annual Meeting, see “General Information about the Annual Meeting and Voting--How can I attend and vote at the Annual Meeting?” in the statement.
Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual
Meeting of Stockholders to be held June 5, 2025
The Proxy Statement and our 2024 Annual Report to
Stockholders are available at: https://web.viewproxy.com/SPCE/2025.

Please mark your votes like this in blue or black ink ☒
The Board of Directors recommends you vote FOR each of the nominees named in Proposal 1, and FOR Proposals 2, 3, 4 and 5.
Proposal 1 – Election of the director nominees listed in this Proxy Statement.
Nominees:

1a.	Raymond Mabus, Jr.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1b.	Michael Colglazier
1c.	Henio Arcangeli, Jr.	☐	☐	☐
1d.	Luigi Brambilla
1e.	Tina Jonas
1f.	Craig Kreeger
1g.	Wanda Sigur
1h.	Diana Strandberg
1i.	W. Gilbert (Gil) West

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

Proposal 2 – Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.

☐	FOR	☐	AGAINST	☐	ABSTAIN
Proposal 3 – Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

☐	FOR	☐	AGAINST	☐	ABSTAIN
Proposal 4 – Approval of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN
Proposal 5 – Approval of the Virgin Galactic Holdings, Inc. 2025 Employee Stock Purchase Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN
To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

Date
Signature
Signature
(Joint Owners)
Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

▲	PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.	▲
As a stockholder of Virgin Galactic Holdings, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 4, 2025.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS
Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/SPCE	TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616	MAIL Vote Your Proxy by Mail:

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.